SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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NABI BIOPHARMACEUTICALS

(Name of Registrant as Specified In Its Charter)

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5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 18, 2007

The annual meeting of stockholders (the “Annual Meeting”) of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), will be held at 10:00 a.m. on Friday, May 18, 2007, at the Renaissance Boca Raton Hotel, 2000 N.W. 19th Street, Boca Raton, Florida, for the following purposes:

1.	To elect a Board of Directors;

2.	To approve the amendment and restatement of the 2000 Equity Incentive Plan into the 2007 Omnibus Equity and Incentive Plan;

3.	To approve the amendment and restatement of the 2000 Employee Stock Purchase Plan;

4.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2007; and

5.	To transact such other business as may properly come before the Annual Meeting and any adjournment or postponement thereof.

Stockholders of record at the close of business on March 29, 2007 are entitled to notice of and to vote at the Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, please vote by submitting a proxy as soon as possible. Stockholders entitled to vote at the Annual Meeting may submit a proxy by mail, telephone, or the Internet, as provided by the enclosed proxy card.

By Order of the Board of Directors,

Constantine Alexander

Secretary

April 12, 2007

5800 Park of Commerce Boulevard, N.W.

Boca Raton, Florida 33487

PROXY STATEMENT

This proxy statement and the enclosed proxy card are being furnished to you in connection with the solicitation of proxies by the Board of Directors of Nabi Biopharmaceuticals, a Delaware corporation (the “Company”), from holders of the Company’s common stock, par value $.10 per share (the “Common Stock”), for the Company’s annual meeting of stockholders (the “Annual Meeting”) to be held on Friday, May 18, 2007.

The Company’s principal executive offices are located at 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487. The Company first mailed this proxy statement to stockholders on or about April 12, 2007.

VOTING AT THE ANNUAL MEETING

Stockholders of record at the close of business on March 29, 2007 are entitled to notice of and to vote at the Annual Meeting. As of March 29, 2007, 60,648,920 shares of Common Stock were outstanding.

A quorum of stockholders is necessary to take action at the Annual Meeting. The holders of issued and outstanding shares of Common Stock that represent a majority of the votes entitled to be cast at the Annual Meeting, present in person or represented by proxy, will constitute a quorum. Directions to withhold authority, abstentions, and broker non-votes, if any, will be counted for purposes of determining the existence of a quorum at the Annual Meeting. Broker non-votes occur when a broker or other nominee that holds shares for a beneficial owner does not vote on a proposal because the broker or other nominee does not have discretionary authority to vote on the proposal and has not received voting instructions from the beneficial owner.

Stockholders are entitled to one vote per share on all matters that properly come before the Annual Meeting. Stockholders of record may vote by signing, dating, and mailing the enclosed proxy card, by calling the toll-free number listed on the enclosed proxy card, or by accessing the Internet website listed on the enclosed proxy card. If your shares are held in the name of a bank or broker, then you may vote by following the instructions that you receive from your bank or broker. Voting by proxy will not limit your right to attend the Annual Meeting and vote in person. If your shares are held in the name of a bank or broker, however, you must obtain a legal proxy from the bank or broker to attend the Annual Meeting and vote in person.

Each proxy that is properly received before the Annual Meeting will be exercised in accordance with the specified voting instructions. If no voting instructions are specified, then the shares represented by the proxy will be voted (i) for the election of the director nominees named in this proxy statement, (ii) for the approval of the amendment and restatement of the 2000 Equity Incentive Plan into the 2007 Omnibus Equity and Incentive Plan, (iii) for the approval of the amendment and restatement of the 2000 Employee Stock Purchase Plan, and (iv) for the ratification of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2007. You may revoke your proxy before it is exercised by submitting another proxy with a subsequent date, by delivering a written notice of revocation to the Secretary of the Company, in care of Keri Mattox, Investor Relations, Nabi Biopharmaceuticals, 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487, or by attending the Annual Meeting and voting in person.

PROPOSAL 1

ELECTION OF DIRECTORS

The Company’s by-laws provide that it shall have one or more directors, the number of directors to be determined from time to time by vote of a majority of directors then in office. Pursuant to the Company’s by-laws, the size of the Board has been fixed at nine directors. Proxies cannot be voted at the Annual Meeting for a greater number of persons than the number of nominees named in this proxy statement. All of the nominees named in this proxy statement are currently serving as directors of the Company.

Vote Required

A plurality of votes cast will be required to elect each director nominee. Directions to withhold authority and broker non-votes will have no effect on the election of directors. Your proxy will confer discretionary authority to vote on the election of any person to serve as a director if a nominee named in this proxy statement is unable to serve or for good cause will not serve. The Board of Directors has no reason to believe that any director nominee will be unable or unwilling to serve, if elected.

Director Nominees

Each of the following directors has been nominated for election at the Annual Meeting.

Jason M. Aryeh, age 38, has been a director of the Company since 2006. He is the founder and general partner of JALAA Equities, LP, a private hedge fund formed in 1996 with a focus on biotechnology and specialty pharmaceutical companies. Mr. Aryeh also serves on the board of directors of Ligand Pharmaceuticals.

David L. Castaldi, age 67, has been a director of the Company since 1994. He is currently an independent consultant. Mr. Castaldi founded Cadent Medical Corp., a medical device company that was sold to Cardia Science, Inc. While at Cadant, Mr. Castaldi served as Chairman of the Board from 1996 to 2001 and as Chief Executive Officer from 1998 to 1999. Previously, Mr. Castaldi was founder and Chief Executive Officer of BioSurface Technology, Inc., a Nasdaq-listed biotechnology company sold to Genzyme Corporation, and President of the worldwide plasma fractionation division of Baxter International. Mr. Castaldi serves on the boards of directors of three privately-held biopharmaceutical and medical device companies.

Geoffrey F. Cox, Ph.D., age 63, has been a director of the Company since 2000 and has served as non-executive Chairman of the Board of Directors of the Company since February 2007. He has been Chairman, President and Chief Executive Officer of GTC Biotherapeutics, Inc., a biopharmaceutical company, since 2001. From 1997 to 2001, he was Chairman of the Board and Chief Executive Officer of Aronex Pharmaceuticals, Inc., a biotechnology company. From 1984 to 1997, he was employed by Genzyme Corporation, a biotechnology company, last serving as its Executive Vice President, Operations. Dr. Cox also serves on the board of directors of GTC Biotherapeutics, Inc. and on the board of directors of the Biotechnology Industry Organization and the Massachusetts Biotechnology Council.

Peter B. Davis, age 60, has been a director of the Company since 2006. He is currently an independent consultant. He served as Vice President Finance and Chief Financial Officer of XOMA Ltd., a biotechnology company, from 1994 to his retirement in June 2005. From 1991 to 1994 he served as Vice President Financial Operations for the Ares Serono Group, a global pharmaceutical company. From 1988 to 1991, he was Vice President, Chief Financial Officer of Akzo America Inc., a subsidiary of a diversified Dutch chemical company. From 1995 to 1998, he was Controller-International Division of Stauffer Chemical Corporation, and from 1972 to 1985, he was employed by PepsiCo Inc., last serving as Division Finance Director of Pepsi-Cola International.

Richard A. Harvey, Jr., age 57, has been a director of the Company since 1992. He has been President of Stonebridge Associates, LLC, an investment banking firm, since 1996.

Leslie Hudson, Ph.D., age 60, has been a director of the Company since August 2005 and was appointed to serve as interim President and Chief Executive Officer of the Company in February 2007. Dr. Hudson served as Chief Executive Officer and President of DOV Pharmaceutical, Inc., a biopharmaceutical company, from June 2005 to July 2006 and served as Vice Provost for Strategic Initiatives at the University of Pennsylvania from 2003 to June 2005. From 1995 to 2003 he served in several positions at Pharmacia Corp., including senior vice president of research and exploratory development, senior vice president of emerging technology and commercial development and general manager and group vice president of ophthalmology. From 1988 to 1994, he worked at GlaxoWellcome (now GlaxoSmithKline plc) in several senior research positions including head of cancer, metabolic and hyperproliferative disease and vice president for discovery research, in which he headed the company’s genomics program.

Linda Jenckes, age 59, has been a director of the Company since 1997. She has been President of Linda Jenckes & Associates, a government relations consulting firm that she founded, since 1995. Ms. Jenckes also serves on the boards of directors of the National Multiple Sclerosis Society and the National Polycystic Kidney Disease Research Foundation.

Timothy P. Lynch, age 37, has been a director of the Company since 2006. He has been President and Chief Executive Officer of NeuroStat Pharmaceuticals, Inc., a start-up specialty pharmaceuticals company, since August 2006 when the company was incorporated. From October 2005 to July 2006, Mr. Lynch was a self-employed consultant and was focused on the formation of NeuroStat. From June 2005 to September 2005, Mr. Lynch was President and Chief Executive Officer of Vivo Therapeutics, Inc., a venture-backed specialty pharmaceuticals start-up. From October 2002 to June 2005, Mr. Lynch served as Chief Financial Officer of Tercica, Inc., a biopharmaceutical company focusing on endocrine health. From 1999 to June 2002, Mr. Lynch served as Chief Financial Officer of InterMune, Inc., a biopharmaceutical company focused on therapies in hepatology and pulmonology.

Stephen G. Sudovar, age 60, has been a director of the Company since 2002. He currently serves as President and Chief Executive Officer of SGS Associates, a management consulting firm. From 1999 to 2005, Mr. Sudovar served as President and Chief Executive Officer of EluSys Therapeutics, Inc., a biotechnology company. From 1988 to August 1999, he was employed by Roche Laboratories, a division of F. Hoffmann-La Roche Ltd, a global healthcare company, last serving as its President. Mr. Sudovar also serves on the boards of directors of Aastrom Biosciences, Inc. and Ambrilia Biopharma Inc.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH DIRECTOR NOMINEE.

CORPORATE GOVERNANCE

Board of Directors

The Board has determined that Messrs. Aryeh, Castaldi, Davis, Harvey, Lynch and Sudovar, Dr. Cox and Ms. Jenckes are independent directors, as defined under the Nasdaq Marketplace Rules. Furthermore, all of the Audit Committee members are independent, as independence for audit committee members is defined under the Nasdaq Marketplace Rules; all of the Compensation Committee members are independent, as independence for compensation committee members is defined under the Nasdaq Marketplace Rules; and all of the Nominating and Governance Committee members are independent, as independence for nominating committee members is defined under the Nasdaq Marketplace Rules. On February 15, 2007, the Board appointed Dr. Cox as non-executive Chairman of the Board. Until that date, Mr. Harvey had served as lead outside director since November 2005. There are no family relationships among any of the directors or executive officers of the Company.

The Board of Directors met 20 times in 2006. During 2006, each incumbent director of the Company attended at least 75% of the aggregate of (i) all meetings of the Board of Directors held during the period for which he or she has been a director and (ii) all meetings of all committees of the Board on which he served that were held during the periods that he or she served as a member of such committees.

Standing Committees of the Board

The Board of Directors of the Company has formed four standing committees, which are discussed below.

1.	The Audit Committee currently consists of Mr. Castaldi (Chairman), Mr. Davis and Ms. Jenckes, and its function is to oversee the accounting and financial reporting processes of the Company and the audits of the financial statements of the Company. The Board of Directors has adopted a written charter for the Audit Committee. A copy of the amended charter is available on the Company’s website at http://www.nabi.com. All of the Audit Committee members are able to read and understand fundamental financial statements. The Board of Directors has determined that each of Messrs. Castaldi and Davis is an audit committee financial expert, as defined under the federal securities laws. The Audit Committee met nine times in 2006.

2.	The Compensation Committee currently consists of Dr. Cox (Chairman) and Mr. Sudovar and its function is to assist the Board of Directors in determining and overseeing the compensation practices and policies of the Company. The Board of Directors has adopted a written charter for the Compensation Committee. A copy of the charter is available on the Company’s website at http://www.nabi.com. The Compensation Committee met 11 times in 2006.

3.	The Nominating and Governance Committee currently consists of Messrs. Castaldi, Davis and Sudovar (Chairman), Dr. Cox, and Ms. Jenckes, and its function is to focus on issues involving the composition and operation of the Board of Directors and its committees, and the development of good corporate governance practices. The Board of Directors has adopted a written charter for the Nominating and Governance Committee. A copy of the charter is available on the Company’s website at http://www.nabi.com. The Nominating and Governance Committee met four times in 2006.

4.	The Strategic Action Committee currently consists of Messrs. Aryeh, Castaldi, Davis, Harvey and Lynch (Chairman). Its function, which is more fully described below under “Transactions with Related Persons,” is principally to explore and consider for recommendation to the Board strategic alternatives for the Company. The Board of Directors has adopted a written charter for the Strategic Action Committee. The Strategic Action Committee met six times in 2006.

Director Nomination Process

The Nominating and Governance Committee reviews annually and makes recommendations to the Board of Directors regarding the appropriate qualifications, skills and experience expected of individual Board members and of the Board of Directors as a whole with the objective of having a Board of Directors with sound judgment and diverse backgrounds and experience to represent stockholder interests.

The Nominating and Governance Committee believes that nominees for election to the Board of Directors should possess sufficient business or financial experience and a willingness to devote the time and effort necessary to discharge the responsibilities of a director. This experience can include, but is not limited to, service on other boards of directors or active involvement with other boards of directors, experience in the industries in which the Company conducts its business, audit and financial expertise, clinical experience, operational experience, or a scientific or medical background. The Committee does not believe that nominees for election to the Board of Directors should be selected through mechanical application of specified criteria. Rather, the Committee believes that the qualifications and strengths of individuals should be considered in their totality with a view to nominating persons for election to the Board of Directors whose backgrounds, integrity, and personal characteristics indicate that they will make a positive contribution to the Board of Directors.

The Nominating and Governance Committee intends to identify candidates for election to the Board of Directors through the personal knowledge and experience of the members of the Committee, through third-party recommendations, and, for so long as the Committee believes it appropriate, through a search firm selected by the Committee and compensated by the Company. Candidates will be evaluated based upon their backgrounds and interviews with members of the Board of Directors. The Committee does not plan to evaluate candidates identified by the Committee differently from those recommended by a stockholder or otherwise.

The Nominating and Governance Committee will consider director candidates recommended by stockholders. Stockholders who wish to recommend candidates for election to the Board of Directors must do so in writing. The recommendation should be sent to the Secretary of the Company, in care of Keri Mattox, Investor Relations, Nabi Biopharmaceuticals, 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487, who will forward the recommendation to the Committee. The recommendation must set forth (i) the name and address as they appear on the Company’s books of the stockholder making the recommendation and the class and number of shares of capital stock of the Company beneficially owned by such stockholder and (ii) the name of the candidate and all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors under the federal proxy rules. The recommendation must be accompanied by the candidate’s written consent to being named in the Company’s proxy statement as a nominee for election to the Board and to serving as a director, if elected. Stockholders must also comply with all requirements of the Company’s by-laws with respect to nomination of persons for election to the Board of Directors.

Corporate Governance Principles and Majority Vote in Election of Directors Policy

The Board of Directors of the Company has adopted Corporate Governance Principles to guide the operation of the Board of Directors and its standing committees. On February 15, 2007, the Board amended the Company’s Corporate Governance Principles to adopt a majority vote in election of directors policy that will be applicable to elections of directors commencing with the Annual Meeting. It is the Company’s policy that any nominee for director who does not receive a majority of the votes cast in an uncontested election for director must tender his or her resignation as a director of the Company promptly following the meeting of stockholders at which the election occurred. The Nominating and Governance Committee will act on an expedited basis to recommend to the Board whether or not it should accept such resignation and will submit such recommendation for prompt consideration by the Board. The Nominating and Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept such resignation. An “uncontested election” occurs if no stockholder nominates one or more candidates to compete with the Board’s nominees in a director election in accordance with the Company’s by-laws, or if stockholders have withdrawn all such nominations by the day before the date the Company mails its notice of meeting to stockholders. A “majority of the votes cast” means that the number of shares voted “for” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes to withhold authority in each case and exclude permitted abstentions with respect to that director’s election. A copy of the Corporate Governance Principles is available on the Company’s website at http://www.nabi.com.

Review, Approval or Ratification Transactions with Related Persons

On February 15, 2007, the Board of Directors of the Company amended the charter of the Nominating and Governance Committee of the Board to include a written related party transaction policy. The policy applies to any transaction with a related person that is required to be disclosed in the Company’s SEC filings pursuant to Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934, as amended. In general, that rule requires disclosure of any transaction in which the Company is a participant, the aggregate amount involved exceeds $120,000, and any related person has or will have a direct or indirect material interest. A “related person” means any director or executive officer, any nominee for director, any immediate family member of a director or executive officer of the Company or of any nominee for director, or any greater than 5% stockholder of the Company. Related party transactions that are subject to the policy will be referred to the Nominating and Governance Committee for review, approval, ratification or other action. In reviewing related party transactions, the Nominating and Governance Committee of the Board may take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

Compensation Committee Interlocks and Insider Participation

The following directors served as members of the Compensation Committee during the Company’s 2006 fiscal year: Messrs. Castaldi, Ebright and Sudovar and Drs. Cox and Hudson. During the Company’s 2006 fiscal year, no member of the Compensation Committee had a relationship that requires disclosure as a Compensation Committee interlock.

Shareholder Communication Policy

Stockholders may send communications to the Board of Directors or individual members of the Board by writing to them, in care of Keri Mattox, Investor Relations, Nabi Biopharmaceuticals, 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487, who will forward the communication to the intended director or directors. If a stockholder wishes the communication to be confidential, then the communication should be provided in a form that will maintain confidentiality.

Attendance at Annual Meetings of Stockholders

The Company’s policy is to encourage attendance by all directors at annual meetings of stockholders. All six members of the Board who were directors at the time of last year’s annual meeting attended the annual meeting.

Code of Ethical Conduct

The Company has adopted a Code of Ethical Conduct that comprises a code of ethics, as defined under the federal securities laws. The Code of Ethical Conduct applies to all directors, officers, and employees of the Company. The Code of Ethical Conduct is posted on the Company’s website at http://www.nabi.com.

TRANSACTIONS WITH RELATED PERSONS

On November 10, 2006, the Company entered into a Settlement Agreement with Third Point LLC (“Third Point”) and entered into an Agreement with JALAA Equities, LP (“JALAA”) and Mr. Aryeh relating to a potential consent solicitation from the Company’s stockholders by Third Point.

Under the Settlement Agreement, Third Point agreed to terminate its potential consent solicitation to remove a majority of the Company’s Board of Directors and to request that the Board fill any vacancies created thereby with nominees designated by Third Point. Third Point, in the Settlement Agreement, and JALAA, in the Agreement with JALAA, also agreed that until the Annual Meeting they and their affiliates would not conduct a proxy or consent solicitation from the Company’s stockholders, otherwise engage in any course of conduct with the purpose of causing the stockholders to vote contrary to the recommendation of the Board on any matter presented to the stockholders for their vote, or otherwise act, directly or indirectly, alone or in concert with others, to seek to control or influence the management, the Board, policies or affairs of the Company, other than through Third Point’s nominees to the Board, Messrs. Aryeh and Lynch.

In accordance with the terms of the Settlement Agreement, the Company appointed Messrs. Aryeh and Lynch to the Board in November 2006. The Settlement Agreement also provided that the Company would include Messrs. Aryeh and Lynch as nominees for director at the Annual Meeting and that if either of them resigned from the Board prior to the Company’s annual meeting to be held in 2008, Third Point would have the right, with the consent of the Company (not to be unreasonably withheld or delayed), to designate a reasonably qualified successor. Third Point and JALAA also agreed that at the Annual Meeting they would vote their shares of Common Stock of the Company for the nominees recommended by the Board and on all other proposals of the Board as Third Point determines is appropriate.

Under the Settlement Agreement, the Company agreed to establish a Strategic Action Committee to continue the Company’s previously announced process of exploring strategic alternatives. The Strategic Action Committee is required to be composed of five members, two of whom must be Third Point nominees and the remaining three must be other Board members, one of whom is to be designated by the Board, and the other two to be designated by the Third Point nominees. No member of the Strategic Action Committee may be an executive officer of the Company. The Strategic Action Committee is authorized to explore and consider for recommendation to the Board strategic alternatives for the Company, including asset acquisitions or sales, joint ventures, strategic alliances and licensing and development agreements, in each case involving the expenditure or receipt by the Company of more than $10 million, a recapitalization, and the merger or sale of all or substantially all assets of the Company. The Strategic Action Committee is also authorized to review and consider for recommendation to the Board any clinical trial to be conducted by the Company involving the net expenditure by the Company (after taking into consideration any reimbursement by a third party) of more than $10 million, other than any clinical trial that was being conducted by the Company in November 2006 or that the Company is obligated to conduct under any agreement with a third party. Under the Settlement Agreement, the full Board has the sole power to approve any strategic transaction or clinical trial expenditure, except that the Board cannot approve any strategic transaction or qualified expenditure without the recommendation of a majority of the members of the Strategic Action Committee.

Under the Settlement Agreement, the Company agreed to pay or reimburse Third Point for out-of-pocket costs and expenses incurred by Third Point and its affiliates in connection with their efforts to induce the Company to pursue strategic alternatives and in connection with the potential consent solicitation, up to an aggregate amount of $250,000.

PROPOSAL 2

APPROVAL OF THE NABI BIOPHARMACEUTICALS

2007 OMNIBUS EQUITY AND INCENTIVE PLAN

The second proposal to be considered and voted upon at the Annual Meeting is to approve the amendment and restatement of the Company’s 2000 Equity Incentive Plan, as most recently amended in 2004 (the “2000 Equity Plan”), into the proposed 2007 Omnibus Equity and Incentive Plan (the “2007 Omnibus Incentive Plan”). The 2007 Omnibus Incentive Plan is included as Appendix A to this proxy statement.

Prior Equity Plans

The 2000 Equity Plan was originally adopted by the Board of Directors in March 2000 and approved by the Company’s stockholders in May 2000 and was subsequently amended by the Board of Directors in February 2004, which amendment was approved by the Company’s stockholders in May 2004. The purpose of the 2000 Equity Plan is, and the purpose of the 2007 Omnibus Incentive Plan will be, to enable the Company and its subsidiaries to attract, retain, and motivate their employees, and, under the 2007 Omnibus Incentive Plan, the Company’s directors, and consultants, and to enable these employees, directors and consultants to participate in the long-term growth of the Company by providing for or increasing the proprietary interests of such persons in the Company, thereby assisting the Company to achieve its long-range performance goals.

The 2007 Omnibus Incentive Plan will supersede and replace the Company’s 1998 Non-Qualified Employee Stock Option Plan (the “1998 Employee Stock Plan”) and the Company’s 2004 Stock Plan for Non-Employee Directors (the “2004 Directors Plan”). The Compensation Committee of the Board of Directors terminated the 1998 Employee Stock Plan and the 2004 Directors Plan effective as of the date of stockholder approval of the 2007 Omnibus Incentive Plan. The Compensation Committee further resolved that no awards will be issued under the 1998 Employee Stock Plan or the 2004 Directors Plan after that date. Both the 1998 Employee Stock Plan and the 2004 Directors Plan remain in effect with respect to currently outstanding awards. Upon stockholder approval of the 2007 Omnibus Incentive Plan, shares remaining available to be issued under the 1998 Employee Stock Plan or the 2004 Directors Plan at the time of their termination will be available for awards under the 2007 Omnibus Incentive Plan, as described in more detail below.

Proposed 2007 Omnibus Incentive Plan

The Board of Directors has approved, subject to stockholder approval, the amendment and restatement of the 2000 Equity Plan into the proposed 2007 Omnibus Incentive Plan in order to effect the following material changes:

•	Increase the number of shares of Common Stock available for issuance by

•	2,500,000 shares;

•

the number of shares that are available for issuance under the 1998 Employee Stock Plan and the 2004 Directors Plan and not subject to any award outstanding immediately prior to stockholder approval of the 2007 Omnibus Incentive Plan; and

•

providing that the number of shares available under the 2007 Omnibus Incentive Plan will be increased by any shares subject to awards that expire, terminate or are forfeited to the Company under the 1998 Employee Stock Plan or the 2004 Directors Plan and any shares that are not issued under the 1998 Employee Stock Plan or the 2004 Directors Plan because such shares are withheld to satisfy any payment to the Company due upon exercise of an award, including a tax withholding obligation, and by the number of shares of delivered or deemed to be delivered to the Company to satisfy any such payment obligation;

•	Expand the definition of eligible participants to include non-employee directors;

•	Provide that the minimum exercise price for any stock option or stock appreciation right (“SAR”) may be no less than 100% of the fair market value of the Common Stock on the date of award;

•	Add cash-based performance awards and additional equity-based awards to the types of awards that the Compensation Committee may grant;

•	Revise the individual maximum limits for certain equity-based awards and specify maximum individual dollar limits for cash-based awards;

•

Provide for the conditions on which awards may be transferred by participants to family members, a family trust, or a private foundation or other entity controlled by a participant or his or her family members; and

•	Eliminate the minimum vesting period for restricted stock and stock unit awards that vest over time.

The preceding description of material changes is qualified in its entirety by the other descriptions of the 2007 Omnibus Incentive Plan contained in this proxy statement and by the full text of the 2007 Omnibus Incentive Plan included as Appendix A to this proxy statement.

The Board of Directors believes that the adoption of the 2007 Omnibus Incentive Plan will enable the Company to continue to provide an effective source of incentives to reward and attract employees, officers, directors and other persons providing service to the Company with a flexible program of equity-based and cash-based awards that can be adapted, in the Compensation Committee’s discretion, to meet the varying business needs of the Company.

As of December 30, 2006, 6,531,015 shares had been issued under the 2000 Equity Plan (including shares of restricted stock subject to forfeiture), and 2,975,441 shares were subject to outstanding options granted under that plan; 9,775,559 shares had been issued under the 1998 Employee Stock Plan, and 3,660,795 shares were subject to outstanding options granted under that plan; and 276,000 shares had been issued under the 2004 Directors Plan, and 276,000 shares were subject to outstanding options granted under that plan.

As of December 30, 2006, a total of 2,769,835 shares of Common Stock were available for future issuance to employees under the 2000 Equity Plan, 1998 Employee Stock Plan and 2004 Directors Plan, consisting of 1,641,790 shares under the 2000 Equity Plan, 918,529 shares under the 1998 Employee Stock Plan and 209,516 shares under the 2004 Directors Plan. In addition, 81,442 shares were available to be issued under the 2000 Employee Stock Purchase Plan.

Vote Required

Under the Company’s by-laws, the affirmative vote of a majority of the votes properly cast on this proposal will be required to approve the proposed amendment and restatement of the 2000 Equity Plan into the 2007 Omnibus Incentive Plan. Abstentions and broker non-votes will have no effect on this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 2 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2000 EQUITY INCENTIVE PLAN INTO THE 2007 OMNIBUS EQUITY AND INCENTIVE PLAN.

Material Features of the 2007 Omnibus Incentive Plan

The material features of the 2007 Omnibus Incentive Plan are described below. Refer to the complete text of the proposed 2007 Omnibus Incentive Plan included as Appendix A to this proxy statement.

Administration.    The 2007 Omnibus Incentive Plan will be administered by the Compensation Committee of the Board of Directors. The Compensation Committee may grant options, stock appreciation rights, restricted stock, stock units, performance shares or units, dividend and dividend equivalent rights, director awards in lieu of cash retainer or cash-based performance awards under the 2007 Omnibus Incentive Plan.

Eligibility.    All employees, directors and consultants of the Company or any of its subsidiaries will be eligible to be participants in the 2007 Omnibus Incentive Plan. As of March 29, 2007, the Company had approximately 580 employees, nine directors and 25 consultants.

Stock Available for Awards.    There will be 8,696,922 shares of Common Stock authorized for issuance under the 2007 Omnibus Incentive Plan if it is approved by stockholders, which amount will be increased by the number of shares of Common Stock available for new grants under the 1998 Employee Stock Plan or the 2004 Directors Plan, immediately prior to stockholder approval of the 2007 Omnibus Incentive Plan, and by the number of shares subject to any awards under the 1998 Employee Stock Plan or the 2004 Directors Plan that are forfeited, expire or otherwise terminate without the issuance of such shares, any share of Common Stock that is not delivered because such award is settled in cash, and any shares that are not issued under the 1998 Employee Stock Plan or the 2004 Directors Plan because such shares are withheld to satisfy any payment to the Company due upon exercise of an award, including a tax withholding obligation, and by the number of shares of delivered or deemed to be delivered to the Company to satisfy such payment obligations. The total number of shares of Common Stock that may be issued under the 2007 Omnibus Incentive Plan at any time is referred to as the “Share Limit.”

Any shares subject to an award granted under the 2007 Omnibus Incentive Plan (and shares subject to prior awards made under the 2000 Equity Plan) that are not delivered because the award expires unexercised or is forfeited, terminated, canceled, or exchanged for awards that do not involve Common Stock, or any shares of Common Stock that are not delivered because the award is settled in cash or that are withheld to satisfy any payment to the Company due upon exercise of an award, including a tax withholding obligation, and shares that are delivered or deemed to be delivered to the Company to satisfy such payment obligations, shall not be deemed to be issued under the 2007 Omnibus Incentive Plan and shall be available for future awards.

The following awards or payments will not reduce or be counted against the Share Limit: (a) the grant of a cash award under the 2007 Omnibus Incentive Plan; or (b) the payment of cash dividends and dividend equivalents paid in cash in conjunction with outstanding awards. Shares of Common Stock delivered under the 2007 Omnibus Incentive Plan upon the assumption, substitution, conversion, adjustment or replacement of outstanding awards under a plan or arrangement of an entity acquired by the Company in a merger or other acquisition to the extent that the rules and regulations of Nasdaq or other trading market on which the Common Stock is listed or traded provide an exemption from stockholder approval for assumption, substitution, conversion, adjustment or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

The 2007 Omnibus Incentive Plan provides that the number of shares of Common Stock covered by each outstanding award, and the number of Shares of Common Stock which have been authorized for issuance under the 2007 Omnibus Incentive Plan but as to which no awards have yet been granted, as well as the exercise price per share of Common Stock covered by each option or SAR and the limits described below imposed on grants intended to qualify as “performance-based compensation” under Code Section 162(m) shall be proportionately adjusted by the Compensation Committee for any increase or decrease in the number of issued shares of Common Stock resulting from a stock split, reverse stock split, stock dividend, special cash dividend, combination, recapitalization or reclassification of the Common Stock, or any other increase or decrease in the aggregate number of issued shares of Common Stock effected without receipt of consideration by the Company.

Limitations on Individual Awards.    No incentive stock options may be granted under the 2007 Omnibus Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of the total combined voting power of the Company, or any of its parent or subsidiary corporations, unless the option exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant, and the term of the option does not exceed five years from the date of grant. The aggregate fair market value, determined at the time of grant, of the shares of Common Stock with respect to which incentive stock options granted under the 2007 Omnibus Incentive Plan are exercisable for the first time by a participant during any calendar year (under all such plans of the Company and its parent and subsidiary corporations) may not exceed $100,000.

The 2007 Omnibus Incentive Plan is intended to permit awards to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code (the “Code”). See“—Potential Limitations on Company Deductions under Section 162(m) of the Code,” below. Accordingly, the 2007 Omnibus Incentive Plan provides that no participant may be granted awards in excess of the following in any fiscal year of the Company:

•	Stock options and SARs: No more than 1,000,000 shares in each fiscal year.

•	Restricted stock and stock unit awards having vesting based upon the attainment of performance goals: No more than 500,000 shares in each fiscal year.

•	Performance share or performance unit awards: No more than 500,000 shares for each full fiscal year contained in the performance period of the award.

•	Cash-based performance awards: No more than $1,000,000 for each full fiscal year contained in the performance period of the award.

Transferability.    Except with the prior approval of the Company’s stockholders, no awards and no shares of Common Stock that have not been issued or to which any applicable restriction has not lapsed may be sold, assigned, transferred, pledged or otherwise encumbered, except by will, the laws of descent and distribution or a qualified domestic relations order and except for the transfer of an award to or for the benefit of the participant’s immediate family member, or other member of the participant’s household, a family trust, a private foundation or other entity in which the participant or immediate family members own more than 50% of the voting interests.

No Repricing.    The 2007 Omnibus Incentive Plan prohibits option and SAR repricings (other than to reflect stock splits, spin-offs or other corporate events) unless stockholder approval is obtained. For purposes of the 2007 Omnibus Incentive Plan, “repricing” means

•	any amendment or adjustment to an option or SAR that reduces its exercise price;

•

any issuance of a new option or SAR to a participant in place of one or more cancelled options or stock appreciation rights with a higher exercise price, whether such option or stock appreciation right was issued under the 2007 Omnibus Incentive Plan, the 1998 Employee Stock Plan, the 2004 Directors Plan or any other option plan of the Company,

•

any other amendment, adjustment or cancellation of an option or SAR, or the grant of another Award in exchange therefor, that effects a repricing of such option or SAR, or any other means of repricing an outstanding option or SAR, including a buyout for a payment of cash or cash equivalents, and

•

any other transaction or series of related transactions that constitutes a repricing of an outstanding option or SAR under the applicable rules of Nasdaq (or such other principal securities market on which the shares of Common Stock are traded).

Options.    The Compensation Committee may award incentive stock options and non-qualified stock options and determine the number of shares to be covered by each option, the exercise price, the term of the option, and the other conditions applicable to the exercise of the option. (To date, options granted under the 2007 Omnibus Incentive Plan, including the predecessor 2000 Equity Plan, have been non-qualified stock options and have generally had an exercise price equal to the fair market value of the Common Stock on the date of grant.) The effect of termination of an optionee’s employment or service with the Company on awards granted under the Plan will be determined in accordance with individual award agreements or individual employment or change of control agreements entered into by the optionee and the Company.

The 2007 Omnibus Incentive Plan provides that the exercise price of any stock option may not be less than 100% of the fair market value of the Common Stock on the date of award. If the participant owns or is deemed to own more than ten percent of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company, and an incentive stock option is granted to such participant, then the exercise price may not be less than 110% of the fair market value of the Common Stock on the date of award.

The 2007 Omnibus Incentive Plan provides that no stock option may be exercisable more than ten years after the date that the option is awarded.

No shares may be delivered pursuant to any option exercise until payment in full of the exercise price is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Compensation Committee, by delivery of a note or shares of Common Stock, valued at fair market value on the date of delivery, shares of restricted stock owned by the optionee or such other lawful consideration as the Compensation Committee may determine. The Compensation Committee may permit the participant to pay the exercise price and any tax withholding by broker-assisted cashless exercise.

The Compensation Committee may at any time accelerate the exercisability of all or any portion of any option.

Stock Appreciation Rights.    A stock appreciation right, or SAR, is an award entitling the participant to receive an amount in cash or shares of Common Stock or a combination of cash and shares of Common Stock having a value equal to or less than the excess of the fair market value of the Common Stock on the date of exercise over the fair market value of the Common Stock on the date of grant (or over the exercise price, if the SAR was granted in tandem with an option) multiplied by the number of shares with respect to which the SAR is exercised. The minimum exercise price for any SAR may be no less than 100% of the fair market value of the Common Stock on the date of the award. (To date, no SARs have been awarded under the 2007 Omnibus Incentive Plan, including the predecessor 2000 Equity Plan.)

The Compensation Committee may award free-standing SARs and SARs in tandem with an option, and may determine the terms and conditions applicable thereto. SARs granted in tandem with an option will terminate no later than ten years after the date it is awarded, will terminate to the extent that the related option is exercised, and the related option will terminate to the extent that the tandem SARs are exercised.

SARs related to an option that can be exercised only during limited periods following a change in control of the Company may entitle the participant to receive, if the award agreement expressly so provides, an amount based upon the highest price paid or offered for Common Stock in any transaction related to the change in control or the highest price paid for Common Stock in any transaction during the 30-day period immediately before the change in control.

Upon the written request of a person exercising an option that is in-the-money, the Compensation Committee may, in its discretion, cancel such option (even if not granted in tandem with an SAR), in which event the Company will pay to the person exercising such option an amount equal to the difference between the fair market value of the Common Stock to have been purchased upon such exercise (determined on the date the option is canceled) and the aggregate consideration to have been paid upon such exercise. Such payment may be by check or bank draft or in Common Stock having a fair market value (determined on the date the payment is made) equal to the amount of such payment or any combination thereof, as determined by the Compensation Committee.

Restricted Stock.    Restricted stock is an award entitling the participant to acquire shares of Common Stock for a purchase price (which may be zero) equal to or less than its par value, subject to conditions, including the

Company’s right during a specified period to repurchase such shares at the original purchase price (or to require forfeiture of such shares if the purchase price was zero) upon the participant’s termination of employment.

The Compensation Committee may award shares of restricted stock and determine the purchase price (if any), the duration of the restricted period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company, and the other terms and conditions of such awards. Shares of restricted stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

A participant will have all the rights of a stockholder with respect to the restricted stock, including voting and dividend rights, subject to non-transferability restrictions and the Company’s repurchase or forfeiture rights and subject to any other conditions of the award.

Stock Units.    The Compensation Committee may award stock units subject to such terms, restrictions, conditions, performance criteria, vesting requirements, and payment rules as the Compensation Committee may determine. Shares of Common Stock awarded in connection with a stock unit may be issued for no cash consideration or such minimum consideration as may be required by applicable law. (To date, no stock units have been awarded under the 2007 Omnibus Incentive Plan, including the predecessor 2000 Equity Plan.)

Performance Awards.    Performance awards provide participants with the opportunity to receive shares of Common Stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time as determined at the discretion of the Compensation Committee. Subject to the share limit and maximum dollar value set forth above, the Compensation Committee has the discretion to determine (i) the number of shares of Common Stock under, or the dollar value of, a performance award and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals. The performance period under a performance award will not be less than one year or greater than five years.

The 2007 Omnibus Incentive Plan is designed to permit the Compensation Committee to issue awards that qualify as performance-based under Section 162(m) of the Code, by making performance goals meeting the requirements of Section 162(m) applicable to a participant with respect to an award. At the Compensation Committee’s discretion, performance goals shall be based on the attainment of specified levels of one or more or any combination of the following criteria:

•     net sales;

•     revenue;

•     revenue or product revenue growth;

•     operating income or loss (before or after taxes);

•     earnings or losses (including earnings or losses before taxes, earnings or losses before interest and taxes, earnings or losses before interest, taxes and depreciation or earnings or losses before interest, taxes, depreciation and amortization);

•     after-tax income or loss (before or after allocation of corporate overhead and bonus);

•     net earnings or loss;

•     net earnings or loss per share;

•     return on assets or net assets;

•     return on equity;

•     return on capital (including return on total capital or return on invested capital);

•     total stockholder return;

•     economic value-added models (or equivalent metrics);

•     attainment of strategic and operational initiatives;

•     appreciation in and/or maintenance of the price of the shares of Common Stock or any of the Company’s other publicly traded securities;

•      comparisons of the price of the shares of Common Stock or any of the Company’s other publicly traded securities with various stock market indices;

•      market share for one or more products;

•      margins, including operating margin, gross margin, and cash margin;

•      reductions in costs;

•      cash flow or cash flow per share (before or after dividends), including cash flow return on investment;

•      improvement in or attainment of expense or working capital levels;

•      debt reduction;

•      stockholders’ equity;

•      research progress, including the development of programs;

•      achievement of drug development milestones, clinical progress or timely completion of clinical trials;

•      regulatory achievements, including submission of Investigational New Drug Applications (INDs) or New Drug Applications (NDAs) or approval of a compound;

•      progress of internal research or clinical programs;

•      progress of partnered research programs;

•      implementation or completion of projects and processes;

•      partner satisfaction;

•      budget management;

•      partner or collaborator achievements;

•      internal controls, including those related to the Sarbanes-Oxley Act of 2002;

•      financing;

•      investor relations, analysts and communication;

•      in-licensing; and

•      recruiting and maintaining personnel.

Such performance goals may be based solely by reference to the Company’s performance or of the performance of one or more of the Company’s subsidiaries, divisions, business segments or business units, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies. The Compensation Committee may also exclude the impact of an event or occurrence which the Compensation Committee determines should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the Company’s operations or not within the reasonable control of the Company’s management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

The 2007 Omnibus Incentive Plan provides that the Compensation Committee will establish, in writing, the applicable performance goal(s) and the specific targets related to such goal(s) prior to the earlier to occur of (a) 90 days after the commencement of the performance cycle to which the performance goal relates and (b) the lapse of 25% of the performance cycle (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain within the meaning of Section 162(m), subject to adjustment by the Compensation Committee as it deems appropriate to reflect significant unforeseen events or changes.

After the end of a performance cycle, the Compensation Committee will determine the number of performance awards that have been earned on the basis of performance in relation to the established performance goals, and the payment values of earned performance shares or units will be distributed to the participant. The Compensation Committee may determine whether the payment values are settled in whole or in part in cash, Common Stock or other property. The Compensation Committee may provide for the payment to a participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Common Stock. The Compensation Committee may also provide for performance award payments in a lump sum or installments.

Director Awards.    The 2007 Omnibus Incentive Plan provides that each non-employee director may elect in writing to be paid his or her annual retainer, in whole or in part, in shares of Common Stock in lieu of cash subject to prior approval by the Board of Directors. In addition, each non-employee director is entitled to receive an option to purchase shares of Common Stock upon his or her initial election to the Board and each reelection to the Board at any meeting of stockholders. The number of shares underlying such options is determined by the Board of Directors at the time of grant in its sole discretion.

General Provisions Applicable to Awards.    The Compensation Committee may determine whether awards are settled in whole or in part in cash, Common Stock, other securities of the Company, other awards, or other property. The Compensation Committee may permit a participant to defer all or any portion of a payment under the 2007 Omnibus Incentive Plan, including the crediting of interest on deferred amounts denominated in cash and dividend equivalents on deferred amounts denominated in Common Stock.

In the discretion of the Compensation Committee, any award under the 2007 Omnibus Incentive Plan may provide the participant with (i) dividends or dividend equivalents payable currently or deferred with or without interest and (ii) cash payments in lieu of or in addition to an award.

In the event of a change in control of the Company, the Compensation Committee in its discretion may take one or more of the following actions, subject in all cases to any limitation imposed upon the Committee under the Plan: (i) provide for the acceleration of any time period relating to the exercise or realization of an award, (ii) provide for the purchase of an award upon the participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of an award had the award been currently exercisable or payable, (iii) adjust the terms of an award in a manner determined by the Compensation Committee, (iv) cause an award to be assumed, or new rights to be substituted for the award, by another entity, or (v) make such other provision as the Compensation Committee may consider equitable and in the best interests of the Company.

The participant must pay to the Company, or make provision satisfactory to the Compensation Committee for payment of, any tax withholding no later than the date of the event creating the tax liability. In the Compensation Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, valued at fair market value on the date of delivery. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the participant, provided that such deduction will not exceed the minimum amount required to satisfy tax liability applicable to such payment.

The Compensation Committee may amend, modify, or terminate any outstanding award, provided that the participant’s consent to such action is required unless the Compensation Committee determines that the action, taking into account any related action, would not materially and adversely affect the participant, except that the Compensation Committee may not terminate an option and grant a substitute option having a lower exercise price that would constitute a “repricing” (as defined in the Plan).

Miscellaneous.    The Board may amend, suspend, or terminate the 2007 Omnibus Incentive Plan or any portion thereof at any time, provided that no amendment may be made without stockholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement and provided that no amendment may be made that would effect a “repricing” (as defined in the Plan) without stockholder approval.

Awards may not be made under the 2007 Omnibus Incentive Plan more than 10 years after the effective date of the 2007 Omnibus Incentive Plan, but outstanding awards may extend beyond such date.

Federal Income Tax Consequences of Incentive Compensation

The following is a brief summary of the material United States federal income tax consequences associated with awards granted under the 2007 Omnibus Incentive Plan. This summary is based upon existing United States laws and regulations, and there can be no assurance that those laws and regulations will not change in the future. The summary does not purport to be complete and does not discuss the tax consequences upon a participant’s death, or the provisions of any state, local, or foreign income tax laws. As a result, tax consequences for any particular participant may vary based on individual circumstances.

Furthermore, this summary does not address the federal tax provisions of Section 409A of the Code. Although final guidance regarding Section 409A has not been issued, to the extent applicable, the Company intends that the 2007 Omnibus Incentive Plan and any award granted thereunder will comply with the requirements of Section 409A. The new rules imposed by Section 409A change the way certain types of deferred compensation are taxed. In the event that the 2007 Omnibus Incentive Plan is amended solely to conform with certain provisions of Section 409A, it will not be necessary to obtain further stockholder approval.

Incentive Stock Options.    Options granted under the 2007 Omnibus Incentive Plan may be either incentive stock options, which qualify under Section 422 of the Code, or non-qualified stock options, which do not. Neither the grant nor the exercise of an incentive stock option will result in either taxable income to the optionee or an expense deduction for the Company. However, the excess, if any, of the fair market value of the shares received upon exercise over the exercise price of the option generally constitutes an item of income for purposes of the alternative minimum tax for the year in which the option is exercised. Alternative minimum taxable income in excess of an optionee’s exemption amount is subject to the alternative minimum tax, which is imposed at graduated rates up to 28% on individuals and is payable to the extent that it exceeds the optionee’s regular income tax liability for the taxable year. The payment of any alternative minimum tax will not increase the optionee’s basis in the shares for purposes of the regular income tax.

If an optionee disposes of shares acquired upon exercise of an incentive stock option at least two years from the date the option is granted and one year from the date the shares are transferred to him or her pursuant to the exercise of the option, then the difference between the amount realized on disposition and the exercise price will be treated as long-term capital gain or loss to the optionee. If, on the other hand, an optionee disposes of the shares before the expiration of both of the holding periods, then the lesser of (i) the excess, if any, of the fair market value of the shares received upon exercise over the exercise price of the option or (ii) the amount realized on disposition less the exercise price will be deemed to be taxable income to the optionee and will be taxed at ordinary income tax rates. In the event of a disposition described in the preceding sentence, subject to Section 162(m) of the Code, the Company will be entitled to a corresponding business expense deduction, provided that the Company satisfies applicable reporting requirements with respect to such income in a timely manner. Any excess of the amount realized by the optionee on disposition over the fair market value of the shares received upon exercise will be treated as long-term capital gain to the optionee if the optionee has held the shares for more than one year from the date of exercise.

If the aggregate fair market value (determined at the time the option is granted) of the Common Stock covered by incentive stock options which are exercisable for the first time by an individual in a calendar year exceeds $100,000, the amount of the excess will not be treated as attributable to shares acquired through exercise of an incentive stock option and instead will be treated as attributable to shares acquired through the exercise of a non-qualified stock option.

Non-Qualified Stock Options.    The grant of a non-qualified stock option will not result in taxable income to the optionee or an expense deduction for the Company. The exercise of a non-qualified stock option, however, will result in ordinary income to the optionee in the taxable year in which the option is exercised equal to the excess, if any, of the fair market value of the shares received upon exercise over the exercise price of the option. For the taxable year in which a non-qualified stock option is exercised, subject to Section 162(m) of the Code, the Company will be entitled to a business expense deduction equal to the amount of ordinary income recognized by the optionee. When the optionee disposes of such shares, he or she will recognize capital gain or loss in an amount equal to the difference between the amount realized on disposition and the basis in the shares (the exercise price as increased by the amount of ordinary income previously recognized by the optionee). Any capital gain or loss will be long-term gain or loss if the shares are held for more than one year.

Stock Appreciation Rights.    Upon the exercise of an SAR, the participant will recognize ordinary income equal to the excess of the fair market value of a share of Common Stock on the exercise date over the exercise price of the SAR. Upon the sale of a share of Common Stock acquired upon exercise of an SAR, the participant will recognize long-term or short-term capital gain or loss, depending on whether the participant has held the stock for more than one year from the date of exercise.

Restricted Stock and Stock Units.    A participant generally will not have taxable income upon the grant of restricted stock or stock units. In the case of stock units, the participant will recognize ordinary income at the time of vesting equal to the fair market value on the vesting date of the shares or cash received less any amount paid.

For restricted stock only, a participant may elect under Section 83(b) of the Code to be taxed at the time of grant. If the recipient of a restricted stock award makes a Section 83(b) election within 30 days of the date of the award, or if the recipient receives an award that is not subject to forfeiture provisions and restrictions on transfer, he or she will recognize ordinary income, for the year in which the award is received, in an amount equal to the difference between the fair market value of the Common Stock subject to the restricted stock award at the time the award is made and the purchase price paid for the Common Stock. If such election is made and the recipient subsequently forfeits some or all of the Common Stock, he or she will not be entitled to any capital loss for the amount includible in his or her income. However, the recipient is allowed a capital loss if the amount paid for the Common Stock is not fully restored on forfeiture. If a Section 83(b) election is not made with respect to a restricted stock award, the recipient will recognize ordinary income in the first taxable year in which the rights of the recipient are either transferable or are not subject to a substantial risk of forfeiture, in an amount equal to the difference between the fair market value of the Common Stock at that time and the price paid, if any, for the shares plus any taxed amount.

Subject to Section 162(m) of the Code, the Company will be entitled to deduct, as business expense, the same amount as the recipient of restricted stock or stock units must include as ordinary income. Such deduction will be allowed in the Company’s tax year which includes the last day (generally December 31) of the recipient’s tax year in which the recipient is required to include the amount in income. When the recipient sells the shares, he or she will recognize capital gain or loss at the time of sale equal to the difference between his or her basis (the price paid, if any, for the shares plus any amount previously included in income) and the sale price. Any capital gain or loss will be treated as long-term gain or loss if the shares are held for more than one year.

Performance Awards.    A participant will not recognize taxable income at the time performance awards are granted. The participant will recognize ordinary income for the year in which the performance award is paid.

Cash Awards.    A participant generally will recognize ordinary income for the year in which the cash award is paid.

Stock Bonuses and Other Stock-Based Awards.    A participant generally will recognize taxable income upon receipt of the shares subject to the award or bonus (or, if later, on the date such shares are no longer subject to a substantial risk of forfeiture).

Withholding Taxes.    Because the amount of ordinary income a participant recognizes with respect to the receipt or exercise of an award may be treated as compensation that is subject to applicable withholding of federal, state, and local income taxes and social security taxes, the Company may require the participant to pay the amount required to be withheld by the Company before delivering to the participant any shares or other payment to be received under the 2007 Omnibus Incentive Plan. The Company will have the right to deduct from any grant, issuance, vesting, exercise, or payment of an award under the 2007 Omnibus Incentive Plan an amount of cash or shares of Common Stock having a value sufficient to cover such withholding. The Compensation Committee, in its discretion, also may permit the participant to deliver to the Company shares of Common Stock owned by such participant and having an aggregate fair market value up to or equal to (but not in excess of) the amount of the withholding or other taxes due. The Company also may deduct the amount of any withholding or other tax due from other compensation, including salary or bonus, otherwise payable to the participant.

Potential Limitation on Company Deductions under Section 162(m) of the Code.    The Company generally will be entitled to a tax deduction in connection with an award under the 2007 Omnibus Incentive Plan in an amount equal to the ordinary income, if any, realized by the participant and at the time the participant recognizes such income (for example, upon the exercise of a non-qualified stock option). Special rules limit the deductibility of compensation paid to the CEO and to each of the next four most highly compensated executive officers. Under Section 162(m) of the Code, unless various conditions are met that enable compensation to qualify as “performance-based,” the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1.0 million. However, the 2007 Omnibus Incentive Plan has been designed to permit the Compensation Committee to grant awards that qualify as performance-based compensation for purposes of satisfying the conditions of Section 162(m), thereby permitting the Company to receive a federal income tax deduction in connection with such awards, even to the extent that they exceed $1.0 million. Stockholder approval of the material terms of the performance goals is one of the conditions that must be satisfied in order for an award to qualify as a performance award for purposes of Section 162(m). For purposes of Section 162(m), stockholder approval of the 2007 Omnibus Incentive Plan constitutes approval of the material terms of the performance goals set forth in the plan. If the 2007 Omnibus Incentive Plan is approved by the stockholders, the Company believes that compensation attributable to performance awards under 2007 Omnibus Incentive Plan will qualify as performance-based compensation under Section 162(m) of the Code, provided that: (i) the compensation is granted by a compensation committee comprised solely of “outside directors,” (ii) the compensation is paid only upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain, and (iii) the Compensation Committee certifies in writing prior to the payment of the compensation that the performance goal has been satisfied.

Market Value of Underlying Securities of the 2007 Omnibus Incentive Plan

Common Stock underlies all of the options and SARs that may be awarded under the 2007 Omnibus Incentive Plan. The market value of the Common Stock, based on the closing price of the Common Stock on the Nasdaq Global Market on March 29, 2007, was $5.21 per share.

New Plan Benefits

The grant of awards under the 2007 Omnibus Incentive Plan is discretionary, and therefore it is impossible to determine the total amount and terms of future grants under the 2007 Omnibus Incentive Plan. The awards actually received by the Company’s Named Executive Officers under the 2000 Equity Plan in 2006 are set forth in the Summary Compensation Table, and the Grants of Plan-Based Awards Table, on pages 33 and 35 of this proxy statement, and awards made to the Company’s non-employee directors under the 2004 Directors Plan in 2006 are set forth in the Director Compensation Table on page 42 of this proxy statement. In addition, in 2006 executive officers, as a group, received awards covering 824,702 shares of Common Stock under the 2000 Equity Plan and non-executive officer employees, as a group, received awards covering 1,627,306 shares of Common Stock under the 2000 Equity Plan.

PROPOSAL 3

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2000 EMPLOYEE

STOCK PURCHASE PLAN

The Company’s 2000 Employee Stock Purchase Plan, as amended (the “ESPP”), was adopted by the Board of Directors in March 2000 and approved by the stockholders in May 2000. The Board of Directors subsequently amended the ESPP, by means of a First Amendment, effective May 31, 2000, a Second Amendment, effective June 1, 2001 and a Third Amendment, effective May 31, 2003 (the “Prior Amendments”). The ESPP provides employees of the Company an opportunity to acquire a proprietary interest in the Company through purchases of Common Stock. Under the ESPP, each participant is deemed to have been granted an option to purchase as many shares of Common Stock as can be purchased with the payroll deductions that are credited to his or her account during each six-month offering period. The option is deemed to have been exercised automatically at the end of each offering period, unless the participant gives written notice of withdrawal to the Company or his or her employment with the Company terminates before then. A total of 1,000,000 shares of Common Stock have been authorized for issuance under the ESPP.

Proposed Amendment and Restatement of ESPP

On February 14, 2007, the Board of Directors approved the amendment and restatement of the ESPP to reflect the Prior Amendments and to increase the aggregate number of shares authorized for issuance thereunder by 500,000 shares, bringing the total number of shares authorized for issuance under the ESPP to 1,500,000 shares. Proposal 3 seeks stockholder approval of this amendment and restatement of the ESPP.

The Board considers the increase in shares necessary to meet the Company’s current needs. As of March 29, 2007, 918,558 shares of Common Stock had been issued under the ESPP, leaving only 81,442 shares of Common Stock available for future purchases under the ESPP. The Board believes that the ESPP is an important component of the Company’s benefits program that is intended to provide a broad base of employees with an incentive to work for the success of the Company and to participate in that success through the acquisition of the Company’s Common Stock. As of March 29, 2007, approximately 215, or 33%, of the Company’s eligible employees were participating in the ESPP.

Vote Required

Under the ESPP, the affirmative vote of a majority of the shares of Common Stock issued, outstanding, and entitled to vote will be required to approve the amendment and restatement of the ESPP. Abstentions and broker non-votes will have the same effect as votes against the proposed amendment and restatement of the ESPP.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3 TO APPROVE THE AMENDMENT AND RESTATEMENT OF THE COMPANY’S 2000 EMPLOYEE STOCK PURCHASE PLAN.

The material features of the ESPP are described below. Refer to the complete text of the proposed Amended and Restated ESPP included as Appendix B to this proxy statement.

Administration

The ESPP is administered by the Company’s President or the President’s designee (the “Administrator”).

Eligibility

Only employees may participate in the ESPP. No employee will be eligible to participate in the ESPP if (i) immediately after the grant of an option, the employee would own stock or hold outstanding options to purchase stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company, or (ii) the grant of the option would permit the participant’s rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the fair market value of the stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time. As of December 1, 2006 (the last enrollment date), there were approximately 689 employees eligible to participate in the ESPP, of whom approximately 230 were participants.

Offering Periods

There is generally one offering under the ESPP during each six month period. Currently, offering periods are June 1 through November 30 and December 1 through May 31. The current offering will end on May 31, 2007. The offering periods will continue until the ESPP is terminated. The first day of an offering period is referred to as the “Offering Commencement Date.” The last day of an offering period is referred to as the “Offering Termination Date.”

Purchase Price

The purchase price per share at which shares will be sold in any offering under the ESPP is the lower of 85% of the last sale price of Common Stock on the Nasdaq Global Market on (i) the day immediately prior to the Offering Commencement Date or (ii) the day immediately prior to the Offering Termination Date or, in either case, if no trading occurred in the Common Stock on the Nasdaq Global Market on such date, then the next prior business day on which trading occurred in the Common Stock on the Nasdaq Global Market.

Payment of Purchase Price

The purchase price of the shares is accumulated by payroll deductions over the offering period. The ESPP provides that the aggregate of all payroll deductions made with respect to a single offering period for an eligible employee shall not be less than $5 or more than 10% of the employee’s base pay earned during the offering period. Such restrictions will apply until the Administrator takes action to amend these restrictions. A participant may discontinue his or her participation in the ESPP during the offering period, and he or she may alter the rate of payroll deductions one time during the offering period.

All payroll deductions made for a participant are credited to the participant’s account under the ESPP and are included with the general funds of the Company. Funds received upon sales of stock under the ESPP are used for general corporate purposes.

Withdrawal

A participant may terminate his or her interest in a given offering by giving written notice to the Company at any time up to a date prior to the Offering Termination Date designated by the Administrator. Upon notice of withdrawal, all of the participant’s payroll deductions for the offering will be paid promptly without interest, and no further payroll deductions will be made. A participant who withdraws from an offering cannot participate again in that offering, but can participate in any other offering for which he or she is eligible.

Termination of Employment

Termination of a participant’s employment for any reason other than death cancels his or her participation in the ESPP immediately. In such event, the payroll deductions credited to the participant’s account will be returned to the participant without interest.

Upon termination of a participant’s employment because of death, the participant’s beneficiary will have the right to elect, by written notice given to the Company within the 30-day period commencing with the date of the death of the participant, either (i) to withdraw all of the payroll deductions credited to the participant’s account under the ESPP or (ii) to exercise the participant’s option on the Offering Termination Date for the purchase of the number of full shares of Common Stock which the accumulated payroll deductions in his or her account will purchase at the applicable option price. In the event that no written notice of election is received by the

Company, the beneficiary will be deemed to have elected to withdraw the accumulated payroll deductions credited to the participant’s account at the date of the participant’s death and such amount will be paid promptly to the beneficiary without interest.

Capital Changes

If the Company subdivides or reclassifies Common Stock which has been or may be optioned under the ESPP, or declares any dividend payable in shares of Common Stock, or takes any other action of a similar nature affecting such stock, then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and with respect to any individual participant) will be adjusted accordingly and, in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to the option and the option price per share shall be adjusted to the extent determined by the Board of Directors, upon the recommendation of the Administrator, to be necessary to preserve unimpaired and undiluted the rights of the holder of such option.

Effect of Merger, Consolidation, Sale, or Transfer

In the event of a merger or consolidation to which the Company is a party (other than a merger or consolidation in which stockholders of the Company immediately prior to the merger or consolidation shall immediately following the merger or consolidation own securities in the surviving or resulting corporation having the right to cast more than 50% of the votes necessary to elect a majority of the directors of the surviving or resulting corporation), or in the event of a sale or transfer of all or substantially all of the Company’s assets, the ESPP shall terminate and the date of such merger, consolidation, sale or transfer shall be the Offering Termination Date for the offering period within which such event occurs. To the extent of payroll deductions credited to each participant’s account on the Offering Termination Date, the holder of each option then outstanding shall be deemed to have exercised the option and shall be entitled to receive, as nearly as reasonably may be determined, the securities or property to which a holder of Common Stock was entitled immediately prior to the merger, consolidation, sale or transfer.

Amendment and Termination of ESPP

The Board of Directors or the Company’s Chief Executive Officer may at any time amend the ESPP; provided, however, that neither the Board nor the Chief Executive Officer may make any change in any option previously granted which would adversely affect the rights of any participant. No amendment may be made without prior approval of the holders of a majority of the shares of Common Stock issued, outstanding, and entitled to vote if such amendment would (i) require the sale of more shares of Common Stock than are authorized under the ESPP, or (ii) permit payroll deductions at a rate in excess of 10% of a participant’s base pay.

The ESPP shall terminate on the Offering Termination Date on which the number of shares for which options are exercised exceeds the number of shares available for the offering. The Board of Directors may at any other time terminate the ESPP.

Tax Information

The ESPP, and the right of participants to make purchases thereunder, is intended to qualify under the provisions of Sections 421 and 423 of the Code. Under these provisions, a participant will not be deemed to have income subject to taxation as a result of the receipt of the shares purchased under the ESPP until such shares are sold or otherwise disposed of. Upon sale or other disposition of the shares, the participant will generally be subject to tax and the amount of the tax will depend upon the holding period. If the shares are sold or otherwise disposed of more than two years from the Offering Commencement Date, the participant will recognize, for the taxable year in which such sale or disposition occurs, ordinary income measured as the lesser of (i) the excess of the fair market value of the shares at the time of such sale or disposition over the purchase price, or (ii) the excess of the fair market value of the shares as of the Offering Commencement Date over the option price. Any additional gain will be treated as long-term capital gain. If the shares are sold or otherwise disposed of before the expiration of this holding period, the participant will recognize ordinary income generally measured as the excess of the fair market value of the shares on the date the shares are purchased over the purchase price. A limited exception to the holding period treatment applies in the event of the participant’s death prior to the end of the holding period. The Company generally is not entitled to a deduction for amounts taxed as ordinary income or capital gain to a participant, except to the extent of ordinary income recognized by the participants upon a sale or disposition of shares prior to the expiration of the holding period described above and subject to the limitation on deductibility set forth in Section 162(m) of the Code.

The foregoing is only a summary of the effect of federal income tax laws upon the participant and the Company with respect to the shares purchased under the ESPP. Reference should be made to the applicable provisions of the Code. In addition, the summary does not discuss the tax consequences of a participant’s death or the income tax laws of any state or foreign country in which the participant may reside.

Participation in ESPP

Participation in the ESPP is voluntary and is dependent on each eligible employee’s election to participate and his or her respective determination as to the level of payroll deductions. Directors who are not employees are not eligible to participate in the ESPP.

New Plan Benefits

Because participation in the ESPP is voluntary, it is impossible to determine the amount and terms of future purchases under the plan. In 2006, Mr. McLain, and Drs. Fahim and Rasmussen purchased 6,418, 6,418 and 5,527 shares of Common Stock, respectively, under the ESPP. In 2006 current executive officers, as a group, purchased a total of 6,418 shares of Common Stock under the ESPP and non-executive officer employees, as a group, purchased a total of 205,990 shares of Common Stock, under the ESPP.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

Equity securities of the Company are authorized for issuance under the 1990 Equity Incentive Plan, the 1998 Employee Stock Plan, the 2000 Equity Plan (amended and restated as proposed for approval as the 2007 Omnibus Incentive Plan), the Stock Plan for Non-Employee Directors, the 2004 Directors Plan, and the 2000 Employee Stock Purchase Plan and the Jordan Siegel inducement equity award plan.

The following table provides information with respect to the Company’s equity compensation plans as of December 30, 2006.

Equity Compensation Plan Information

	(a)	(b)	(c)
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a))
Equity compensation plans approved by security holders	4,243,167	$8.79	1,964,998	(1)
Equity compensation plans not approved by security holders	3,700,795	$9.31	918,529
Total	7,943,962	$9.03	2,883,527

(1)	Includes 81,442 shares available for purchase under the 2000 Employee Stock Purchase Plan and 32,250 shares forfeited, expired or otherwise terminated and subsequently made available for issuance under the Company’s Stock Plan for Non-Employee Directors. The Company does not intend to make any future grants under this plan.

The 7,943,962 shares of Common Stock that could be obtained under outstanding awards issued under the Company’s equity compensation plans as of December 30, 2006 had a weighted average exercise price of $9.03 and a weighted average term of 6.62 years and included 449,779 full value shares. As of December 30, 2006, there were 2,802,085 shares remaining to be awarded under the Company’s equity compensation plans other than the 2000 employee stock purchase plan.

1998 Employee Stock Plan

The Board has adopted the 1998 Employee Stock Plan, which provides for the award of up to 7,400,000 shares of Common Stock in the form of non-qualified stock options. The 1998 Employee Stock Plan has not been approved by the Company’s stockholders. At the Annual Meeting, the Company is seeking stockholder approval of the 2007 Omnibus Incentive Plan. Upon stockholder approval of the 2007 Omnibus Incentive Plan, the 1998 Employee Stock Plan will terminate (except with respect to currently outstanding awards) and the number shares remaining available to be issued under the 1998 Employee Stock Plan at the time of its termination will be available for awards under the 2007 Omnibus Incentive Plan.

Persons eligible to receive awards under the 1998 Employee Stock Plan include all employees, consultants, and advisors of the Company who, in the opinion of the Board, are in a position to make a significant contribution to the success of the Company and its subsidiaries. Directors and officers of the Company are not eligible to receive awards under the 1998 Employee Stock Plan.

The exercise price of options granted under the 1998 Employee Stock Plan may not be less than the par value of the Common Stock. The expiration date of options granted under the 1998 Employee Stock Plan may not be more than ten years after the date of grant.

The number of shares to be issued upon exercise of outstanding options and available for future grants under the 1998 Employee Stock Plan is subject to adjustment in the event of a stock dividend, stock split or combination of shares, recapitalization, or other change in the Company’s capital stock, as described in the 1998 Employee Stock Plan.

Options granted under the 1998 Employee Stock Plan generally have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options generally become exercisable in four equal annual installments beginning one year after the date of grant. In the event that an optionee’s employment or service with the Company terminates for any reason other than by death, options that are not then exercisable generally terminate immediately, but options that are exercisable on the date that employment or service terminates generally continue to be exercisable for a period of 90 days or such longer period as the Board may determine, but in no event beyond the option expiration date.

In the event of a consolidation or merger or sale of all or substantially all of the assets of the Company in which outstanding shares of the Common Stock are exchanged for securities, cash, or other property of any other business entity or in the event of a liquidation of the Company, then the Board may, in its discretion, (i) provide that outstanding options shall be assumed or replaced, (ii) provide that all unexercised options will terminate within a specified period, (iii) provide for a cash payment in exchange for the termination of outstanding options, or (iv) provide that outstanding options shall become exercisable in full immediately prior to such event.

As of December 30, 2006, 3,660,795 shares were subject to outstanding options granted under the 1998 Employee Stock Plan, and 918,529 shares were available for future grants under the 1998 Employee Stock Plan.

As permitted under the Nasdaq Marketplace Rules, as an inducement to Mr. Siegel to join the Company as its Senior Vice President, Finance, Chief Financial Officer and Treasurer, the Company awarded Mr. Siegel an option to purchase 40,000 shares of Common Stock and 60,000 shares of restricted stock outside the stockholder approved 2000 Equity Plan. The option and restricted stock were not granted under, but are nevertheless subject to, the terms and conditions of the 2000 Equity Plan. The exercise price of the option is the closing price per share on the grant date. The option will expire on the seventh anniversary of the grant date and become exercisable in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Siegel’s continued employment. The restricted stock will vest in full on the third anniversary of the grant date, provided that Mr. Siegel is employed by the Company on that date.

COMPENSATION DISCUSSION AND ANALYSIS

The purpose of this Compensation Discussion and Analysis is to describe the Company’s compensation program provided to the executive officers named in the Summary Compensation Table (the “Named Executive Officers”) for the 2006 fiscal year.

During 2006, the executive compensation program consisted of the following forms of compensation:

•	base salary;

•	annual cash bonus;

•	equity compensation;

•	benefits and perquisites;

•	a special retention program; and

•	change in control and severance agreements.

Compensation Objectives and Philosophy

Nabi’s executive compensation program was designed with three main objectives in mind. First, the program should allow the Company to attract and retain individuals whose performance will enhance stockholder value. Second, the program should develop a strong link between compensation and the achievement of organizational and individual performance goals. Third, the program should provide total compensation opportunities that exceed the median for comparable companies when the Company achieves above-median performance and below the median for comparable companies when there is below-median performance.

The Company’s executive compensation program was developed by the Compensation Committee with the assistance of outside consultants and the Company’s human resources department. The Compensation Committee approves all compensation and benefit arrangements for executive officers, including the Named Executive Officers. In determining these arrangements, the Compensation Committee considers recommendations made by the Chief Executive Officer and other members of management, as well as recommendations made by the Compensation Committee’s outside consultant. The Compensation Committee, however, retains final authority to accept or reject these recommendations. The Compensation Committee also administers the Company’s equity incentive plans, and makes recommendations to the Board regarding outside director compensation and the Company’s overall compensation practices and programs, including retirement plans and material benefit plans.

For 2006, the Compensation Committee retained the services of Frederic W. Cook & Co., Inc. (“FWC”), an independent executive compensation consulting firm, to provide general advice and guidance on compensation-related issues. In this engagement, FWC performed no services on behalf of the Company’s management and reported solely to the Compensation Committee.

The Compensation Committee uses a comparator group of biotechnology companies and other relevant compensation survey data, including the Radford Biotechnology Survey, to determine appropriate levels of compensation provided to the Company’s Named Executive Officers. In 2006, FWC performed a custom study of executive compensation provided by 18 public companies comparable to Nabi. The public companies in the peer group all fall within Nabi’s Global Industrial Classification System industry code, and were selected by FWC and approved by the Compensation Committee. The factors used for selection of the peer group included market capitalization, number of employees, and business focus. The Compensation Committee intends to review the composition of the peer group annually and to make changes as appropriate. The peer group consisted of the following companies:

Arqule Inc. Array Biopharma Inc. Curagen Corp. Digene Corp. Diversa Corp. Dyax Corp. Enzo Biochem Inc. Exelixis Inc. Immunogen Inc.	Lexicon Genetics Inc. Martek Biosciences Corp. Myriad Genetics Inc. Neurogen Corp. Pharmion Corp. Rigel Pharmaceuticals Inc. Seattle Genetics Inc. Serologicals Corp. Tanox Inc.

The Compensation Committee reviewed tally sheets for executive officers in 2006. These tally sheets affixed dollar amounts to elements of the executive officers’ compensation at the time of the review, including current base salary, bonus, outstanding equity awards, benefits, perquisites and benefits. The Compensation Committee intends to continue to review tally sheets at least on an annual basis.

Base Salary

Overview.    The Compensation Committee approves base salaries for the Chief Executive Officer and other executive officers of the Company after a structured annual review. The Chief Executive Officer provides information to the Compensation Committee regarding the performance of the other executive officers. This annual review includes an examination of salary levels from the peer group and from the Radford Biotechnology Survey to determine whether salary levels for the Company’s executive officers are commensurate with the salary levels of executives at relevant companies with comparable responsibilities. Final base salary decisions are made after a review of various criteria such as (i) position of the executive’s salary relative to market data, (ii) corporate performance, and (iii) individual attributes and relative importance to the Company’s future performance. After the annual base salary reviews, on May 10, 2006 and March 11, 2007, the Compensation Committee increased the base salaries of the Named Executive Officers to the salaries shown in the table below (2005 base salaries are shown for comparison purposes). The base salaries and the increases they reflect are consistent with the Compensation Committee’s objectives, including the need to keep the base salaries of the Named Executive Officers competitive and the desire to provide a cost of living increase.

Named Executive Officer Base Salaries

	Principal Position	Base Salary
Name		2005	2006	2007
Thomas H. McLain	Former Chairman, Chief Executive Officer and President	$450,000	$475,000	—

Jordan I. Siegel	Senior Vice President, Finance, Chief Financial Officer and Treasurer	—	$300,000	$312,000

Raafat E.F. Fahim, Ph.D.	Senior Vice President, Technical and Production Operations	$290,000	$306,000	$318,240

Henrik S. Rasmussen, M.D., Ph.D.	Former Senior Vice President, Clinical, Medical, and Regulatory Affairs	$290,000	$306,000	—

Mark L. Smith	Former Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer	$280,000	—	—

Joseph Johnson	Former Senior Vice President, People, Process and Technology	$250,000	$260,000	—

Adam E. Logal	Former Interim Chief Financial Officer	$143,000	$155,000	—

2006 and 2007 base salaries are not shown for executives who left the Company before such salaries were established. Mr. McLain resigned as Chairman, Chief Executive Officer and President on February 15, 2007; Dr. Rasmussen resigned as Senior Vice President, Clinical, Medical and Regulatory on March 2, 2007; Mr. Smith resigned as Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer and Treasurer on March 6, 2006; Mr. Johnson resigned as Senior Vice President, People Process and Technology on June 13, 2006; and Mr. Logal served as interim Chief Financial Officer, Chief Accounting Officer and Treasurer from March 6, 2006 to June 12, 2006 and left the Company on March 15, 2007. Mr. Siegel became Senior Vice President of Finance, Chief Financial Officer and Treasurer on June 12, 2006.

Annual Cash Incentive Compensation

Overview.    The Company also provides each executive with the opportunity to earn an annual cash award based on Company and individual performance under the VIP Management Incentive Plan. The objective of the VIP Management Incentive Plan is to motivate each executive’s performance in order to advance the Company’s defined strategy by aligning measurement and accountability with rewards. The Compensation Committee positioned target awards under the 2006 VIP Management Incentive Plan so that superior Company and individual performance resulted in above-median, total-cash compensation relative to competitive market data and below-median total cash-compensation for inferior performance.

2006 Plan Structure and Performance Measures.    For the 2006 fiscal year, awards under the VIP Management Incentive Plan were based on performance as measured by two balanced scorecards, the corporate scorecard and an individual scorecard for each participant’s functional area (except the Chief Executive Officer, who was measured against the corporate scorecard only). Both scorecards viewed performance from four equally-weighted perspectives: financial, customer, internal, and employee learning and growth. Each perspective was also divided into strategic objectives and corresponding measures, which were organized and weighted differently on each scorecard. The weightings varied significantly between the corporate and individual scorecards, with greater emphasis on individual objectives reflected in the individual scorecards.

There are three performance levels under each scorecard: threshold, target and maximum, with increasing payouts for higher levels of performance. If only the threshold performance level is achieved, the payout for the performance objective is reduced by 50% of its target value. If the target performance level is achieved, the payout for the performance objective is maintained at 100% of the target value, and if the maximum level is achieved, the payout for the performance objective is increased to 150% of the target value. To determine the amount of annual awards under the VIP Management Incentive Plan, percentage scores from each of the corporate and individual scorecards (which ranged from a possible score of 0% to 150% in the aggregate) are multiplied by the target bonus percentage for each participant. Performance under the corporate balanced scorecard and actual payments are subject to final approval by the Compensation Committee, and the Compensation Committee retains the right make discretionary adjustments.

The Compensation Committee determined that overall corporate performance under 2006 VIP Management Incentive Plan was achieved at 54% of the target level. In making this determination, the Compensation Committee reduced the overall corporate performance percentage from the percentage recommended by management, but did not make discretionary adjustments in any individual awards.

The table below lists the cash bonuses paid to the Named Executive Officers under the 2006 VIP Management Incentive Plan. These awards also are shown in the Summary Compensation Table for 2006 under the heading “Non-Equity Incentive Plan Compensation.” Also shown are the Named Executive Officers’ 2006 target bonus percentages as a percentage of base salary, corporate/individual scorecard weighting, and target and maximum bonus potential.

2006 Cash Incentive Plan Compensation

Name	Actual Bonus Award	Actual Bonus as Percentage of Base Salary	Target Payout as a Percentage of Base Salary	Corporate Scorecard Weighting	Individual Scorecard Weighting	Target Bonus Award	Maximum Bonus Award
Thomas H. McLain	$230,850	48.6%	90%	100%	0%	$427,500	$641,250
Jordan I. Siegel	$91,080	30.4%	55%	80%	20%	$165,000	$247,500
Raafat E.F. Fahim, Ph.D.	$115,760	37.8%	65%	80%	20%	$198,900	$298,350
Henrik S. Rasmussen, M.D., Ph.D.	$107,804	35.2%	65%	80%	20%	$198,900	$298,350
Mark L. Smith	$13,398	4.8%	55%	80%	20%	$154,000	$231,000
Joseph Johnson	—	—	55%	80%	20%	$143,000	$214,500
Adam E. Logal	$44,756	28.9%	37.5%	50%	50%	$58,125	$87,188

Changes for 2007.    In late 2006, the Compensation Committee commenced a review of the balanced scorecard approach for determining annual incentive payments under the VIP Management Incentive Plan. As a result of this review, the Compensation Committee concluded that the VIP Management Incentive Plan should be streamlined by establishing a payout matrix based on a smaller number of key corporate performance measures. The review has not been completed and the final terms of the 2007 VIP Management Incentive Plan have not been determined.

Equity Incentive Compensation

Overview.    The Chief Executive Officer and other Named Executive Officers receive long-term equity incentive compensation in the form of stock options and restricted stock. The Compensation Committee believes that equity-based compensation motivates the Company’s executive officers to have an interest in the long-term success of the Company.

The Compensation Committee considers a number of factors, including competitive data from the peer group, management and outside consultant recommendations, and the number of equity awards already held by each executive when setting annual grant amounts. In general, for 2006 the Compensation Committee established annual grant amounts for each named executive officer which approximate the median awarded to comparable executives of the peer group companies, subject to adjustments for individual performance and relative importance to future performance of the Company.

Annual Awards.    In 2006, the Company made annual equity awards to the Named Executive Officers following action by the Compensation Committee after the Company’s annual meeting of stockholders.

Stock Options.    Traditionally, the Company has made annual long-term equity incentive awards in the form of stock options. The Compensation Committee believes that stock options provide executives with incentive to increase long-term stockholder value, because stock options only have value to the recipient when the Company’s share price exceeds the share price on the date of grant. The Compensation Committee’s policy is to grant non-qualified stock options (as opposed to incentive stock options) to preserve a greater potential tax benefit for the Company. Option awards made in 2006 to the Named Executive Officers, other than in connection with the retention program discussed below, had an exercise price equal to the fair market value of the Company’s Common Stock on the date of grant, a term of seven years, and vest in equal annual installments over four years from the date of grant. The Compensation Committee anticipates that future option awards will have the same terms. The Chief Executive Officer and other Named Executive Officers received annual grants of stock options in 2006 as reflected in the table below.

Restricted Stock.    In 2006 in connection with the annual award of options, the Compensation Committee granted awards of restricted stock to certain executive officers in order to provide additional incentive compensation in a manner that conserves shares of the Company’s Common Stock and minimizes dilution to the Company’s existing stockholders. These restricted stock awards to the Named Executive Officers in 2006 provided for vesting in equal annual installments over three years (except for Mr. McLain, whose award provided for vesting over four years). The Chief Executive Officer and other Named Executive Officers received grants of restricted stock in 2006 in connection with the annual award of options as reflected in the table below.

Name	Annual Grant of Stock Options	Annual Grant of Restricted Stock
Thomas H. McLain	75,000	20,000
Raafat E.F. Fahim, Ph.D.,	—	40,000
Henrik S. Rasmussen, M.D., Ph.D.,	—	40,000
Joseph Johnson	100,000	—
Adam E. Logal	20,000	—

Commencement of Employment Awards.    As an inducement to Mr. Siegel to join the Company as its Senior Vice President, Finance, Chief Financial Officer and Treasurer, in June 2006 Compensation Committee awarded Mr. Siegel an option to purchase 40,000 shares of Common Stock and 60,000 shares of restricted stock. The option will expire on the seventh anniversary of the grant date and becomes exercisable in four equal annual installments beginning on the first anniversary of the grant date, subject to Mr. Siegel’s continued employment. The restricted stock will vest in full on the third anniversary of the grant date, provided that Mr. Siegel is employed by the Company on that date. Also as an inducement to join the Company, Mr. Siegel received a cash sign-on bonus of $50,000. Mr. Siegel agreed that if he voluntarily terminates his employment with the Company or is terminated for cause during the first year of his employment he would repay a portion of his sign-on bonus equal to a percentage of the bonus that declines monthly from 92% of the bonus in the first month of his employment to 4% of the bonus in the twelfth month of his employment depending upon when termination of employment occurs.

Retention Program

Overview.    The Company experienced a significant decline in the price of its Common Stock in November 2005 following the negative outcome of the Company’s Phase III clinical trial for StaphVAX® [Staphylococcus aureus Polysacharide Conjugate Vaccine]. Following extensive discussions and upon receiving the advice of FWC, the Compensation Committee adopted a key employee retention program on February 24, 2006. The retention program was intended to help retain the services of key employees who are critical to the Company’s success during a period of financial difficulty and uncertainty. Under the retention program, the Compensation Committee granted to each key employee identified an award of restricted stock, options to purchase shares of the Company’s Common Stock, and an opportunity to receive a cash bonus on March 1, 2007, subject to continued employment with the Company. The restricted stock and options awarded as part of the retention program will vest in full on March 1, 2009, provided that the participant is employed by the Company on that date. These awards also vest in the event that a participant’s employment is terminated without cause by the Company or by the participant for good reason after March 1, 2008 or upon a change in control of the Company. Named Executive Officers received the following awards under the retention program in 2006 (the cash bonuses were paid in March 2007 to all the listed Named Executive Officers except Mr. Johnson).

Name	Options	Restricted Stock	Cash Bonus
Thomas H. McLain	84,329	58,746	$225,000
Raafat E.F. Fahim, Ph.D.,	54,345	37,859	$145,000
Henrik S. Rasmussen, M.D., Ph.D.,	54,345	37,859	$145,000
Joseph Johnson	46,849	32,637	$125,000
Adam E. Logal	13,399	9,334	$70,000

Benefits and Perquisites

The Named Executive Officers are entitled to participate in the Company’s benefit programs which are available to all of the Company’s full-time employees. In addition, the Named Executive Officers received certain benefits and perquisites in 2006 not available to the Company’s general employee population. The Compensation Committee will continue to monitor these programs, including their costs, and believes that these programs help the Company in retaining and maintaining the services of the Named Executive Officers. The Compensation Committee is currently reviewing these programs for 2007.

In 2006, each of the Named Executive Officers participated in the Company’s Supplemental Executive Retirement Plan, under which the Company contributed $22,000 for the Chief Executive Officer and $12,000 for the other Named Executive Officers (except that $3,000 was contributed for Mr. Logal) to a self-directed insurance or annuity-based retirement plan. The only other retirement plan maintained by the Company is a 401(k) plan in which the Named Executive Officers and other employees generally can participate. The Company also generally pays premiums on behalf of the Named Executive Officers for life and disability insurance in addition to coverage provided for all other employees generally and pays associated tax gross-ups attributable to income tax on the increased premiums. In 2006, the Company provided each Named Executive Officer except Mr. Logal with an automobile allowance ($18,000 for the Chief Executive Officer and $14,400 for each of the other Named Executive Officers other than a contribution of $7,800 for Mr. Siegel), an allowance for financial planning services (up to $5,000 per year for the Chief Executive Officer and $3,000 for each of the other Named Executive Officers), and payment of certain social club dues. Further information on the aggregate cost of providing these and other additional benefits and perquisites can be found in the All Other Compensation column of the Summary Compensation Table.

Change in Control Severance Agreements and Severance Under Employment Agreements

Change in Control Agreements.    The Company has entered into change in control severance agreements with the former Chief Executive Officer and the Company’s Senior Vice Presidents (but not the current interim

Chief Executive Officer). These agreements provide for the payment of severance benefits to the executives in the event of a qualifying termination of employment following a change in control of the Company. Under the agreements, each executive would be entitled to receive a lump sum payment equal to two times (or three times, in the case of the Chief Executive Officer, and one times in the case of Mr. Logal) the sum of annual base salary and target bonus for the year in which the change in control occurs. Each executive would also be entitled to receive the continuation of benefits under the Company’s employee benefit plans (including medical, dental, disability, and life insurance and car allowance programs for 24 months (36 months for the Chief Executive Officer and 12 months for Mr. Logal)). In addition, under the change in control agreements all outstanding equity awards would vest upon a change in control of the Company, and the Company would make gross-up payments on behalf of the executives for any excise taxes imposed on excess payments received by the executives under the agreements. Any severance benefit that is paid under the change in control agreements is paid in lieu of any severance benefits that might otherwise be payable under any employment agreement with the Company.

The Company has entered into these agreements in order to remove any personal financial concerns an executive may have when evaluating a potential transaction, and to allow him or her to focus on maximizing value for the Company’s stockholders. Other key employees of the Company also have change in control agreements. The Compensation Committee believes that these agreements are necessary given the volatility and uncertainty inherent in the Company’s line of business. Any new change in control agreement for any employee is subject to review and approval by the Compensation Committee.

Employment Agreements.    The Company agreed to provide severance benefits to certain Named Executive Officers under their employment agreements with the Company that were in effect during 2006. These employment agreements provided that if the employee was terminated other than for cause or disability during the employment period, or if, after the expiration of the employment period, the employee gives notice of termination and within 30 days prior to the expiration of the employment period the Company has not offered to renew the agreement on terms no less favorable to him than the terms then in effect and within 90 days following the expiration of the employment period the Company has not tendered the employee a new employment agreement executed on behalf of the Company and containing such no less favorable terms, then he is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination for 18 months in the case of Messrs. Johnson, Siegel and Smith and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain, (ii) pro rated bonus compensation, (iii) the continuation of certain fringe benefits for 18 months in the case of Messrs. Johnson, Siegel and Smith and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain, and (iv) immediate vesting of any non-vested stock options or shares of restricted stock held by the employee (other than retention program awards made to any executive officer and any other awards made to Mr. Siegel if he is not employed by the Company for at least 12 months), which will be exercisable for 12 months in the case of Messrs. Johnson, Siegel and Smith and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain after the termination date, but in no event later than the original option expiration date. The obligation of the Company to provide severance benefits is conditioned upon the executive’s execution of a termination agreement containing a release of claims against the Company.

Separation Agreement with Mr. Johnson

In connection with Mr. Johnson’s resignation in June 2006, he and the Company entered into a separation agreement. Under that agreement, notwithstanding any provision to the contrary in his employment agreement with the Company, Mr. Johnson was only entitled to receive severance benefits and compensation limited to seven months of his current base salary to be paid over time, with the final payment no later than January 31, 2007, and to continue receiving an automobile allowance and healthcare benefits during that period, provided that he complied with the terms and conditions of his separation agreement and the restrictive covenants in his employment agreement. Under the separation agreement, Mr. Johnson also forfeited all outstanding options and restricted stock awarded to him under the 2000 Equity Plan.

Resignation of Chief Executive Officer

On February 14, 2007, the Board of Directors informed Mr. McLain that the Company would not renew his employment agreement with the Company. On February 15, 2007, Mr. McLain resigned as Chairman, Chief Executive Officer and President of the Company. If Mr. McLain timely executes a termination agreement including a release in favor of the Company, he will be entitled to receive the severance benefits under his employment agreement described above.

Appointment of Interim Chief Executive Officer

On February 15, 2007, Leslie Hudson, Ph.D., a director of the Company since 2005, was appointed to serve as interim President and Chief Executive Officer of the Company for a term of six months. During this period, the Company’s Board of Directors will seek to identify appropriate candidates, including Dr. Hudson, to assume the role of permanent President and Chief Executive Officer of the Company.

In connection with his appointment, Dr. Hudson and the Company entered into an employment agreement, the terms of which were approved by the Compensation Committee. During the six-month term of the employment agreement, Dr. Hudson will receive a base salary equal to $40,000 per month, which is comparable to Mr. McLain’s base salary, fringe benefits as are accorded generally to the Company’s executive officers, continuation of his current heath care benefits, a per diem fee of $180 to cover certain expenses while he is working in the Company’s Boca Raton, Florida headquarters, reimbursement for reasonable travel and lodging expenses incurred while traveling to and working at the Company’s headquarters (which reimbursement will be grossed up for applicable taxes), and reimbursement of up to $10,000 for legal fees incurred by him in connection with negotiation of all employment arrangements with the Company.

Under the terms of the employment agreement, the Company granted Dr. Hudson two awards of restricted stock under the 2000 Equity Plan. The first award of 4,355 shares of restricted stock will vest on August 15, 2007. The second award of 8,711 shares of restricted stock will vest in weighted percentages upon the achievement of certain performance targets, including (i) the advancement and implementation of a strategic action plan for the Company in coordination with the Strategic Action Committee of the Company’s Board of Directors and (ii) the definition and initiation of specified actions to support that plan. The restricted shares awarded to Dr. Hudson will vest if he is terminated by the Company without cause. If he dies or the Company terminates his employment for disability after the three-month anniversary of the effective date of the employment agreement, a pro rated portion of the restricted stock will vest based upon the number of days elapsed in the term of Dr. Hudson’s employment. In connection with the vesting of any of the shares of restricted stock awarded to him, Dr. Hudson will receive a cash bonus equal to the fair market value of the shares that vest, determined on the vesting date of those shares. The Compensation Committee awarded restricted stock to Dr. Hudson in lieu of his participation in the Company’s VIP Management Incentive Program or any other bonus program maintained by the Company

The term of employment under the employment agreement may be terminated by either party upon 30 days’ prior written notice. In the event that his employment is terminated by the Company without cause, Dr. Hudson will continue to receive his base salary for the remainder of the six-month term of the employment agreement. Dr. Hudson is not entitled to receive any other post-termination of employment benefit.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the foregoing “Compensation Discussion and Analysis,” and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this proxy statement and filed with the Securities and Exchange Commission.

Respectfully submitted by,
The Compensation Committee
Geoffrey F. Cox, Ph.D., Chairman
Stephen G. Sudovar

EXECUTIVE COMPENSATION

The following table sets forth information for the fiscal year ended December 30, 2006 concerning the compensation paid to each person serving as the Company’s Chief Executive Officer during the last completed fiscal year; each person serving as the Company’s Chief Financial Officer during the last completed fiscal year; the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer who were serving as executive officers at the end of the last completed fiscal year; and one additional individual who would have been among the Company’s three most highly compensated executive officers other than the Chief Executive Officer and Chief Financial Officer but for the fact that he was not serving as an executive officer at the end of the last completed fiscal year (the “Named Executive Officers”).

SUMMARY COMPENSATION TABLE FOR 2006

Name and principal position	Year	Salary (1)	Bonus (2)	Stock Awards (3)		Option Awards (3)		Non-Equity Incentive Plan Compensation (4)		All Other Compensation (5)	Total
Thomas H. McLain Former Chairman, Chief Executive Officer and President	2006	$487,500	$225,000	$89,749	(6)	$115,841	(6)	$230,850		$109,322	$1,258,262

Jordan I. Siegel Senior Vice President, Finance, Chief Financial Officer and Treasurer	2006	$167,308	$50,000	$59,500		$19,529		$91,080		$42,246	$429,663

Raafat E.F. Fahim, Ph.D. Senior Vice President, Technical and Production Operations	2006	$310,546	$145,000	$100,306		$41,347		$115,760		$75,448	$788,407

Henrik S. Rasmussen, M.D., Ph.D. Former Senior Vice President, Clinical, Medical, and Regulatory Affairs	2006	$310,238	$145,000	$100,306	(7)	$41,347	(7)	$107,804		$67,772	$772,467

Mark L. Smith Former Senior Vice President, Finance, Chief Financial Officer, Chief Accounting Officer, and Treasurer	2006	$60,017	—	—		—	(8)	$13,398	(8)	$6,658	$80,073

Joseph Johnson Former Senior Vice President, People, Process and Technology	2006	$129,277	—	—	(9)	—	(9)	—		$180,668	$309,945

Adam E. Logal Former Interim Chief Financial Officer	2006	$153,227	$90,000	$10,923	(10)	$23,976	(10)	$44,756		$12,801	$335,683

(1)	Includes, for each Named Executive Officer other than Mr. Siegel, payments for accrued unused vacation and sick time.

(2)	Consists of retention bonuses awarded to Messrs. McLain and Logal and Drs. Fahim and Rasmussen in 2006 and paid on March 1, 2007, a sign-on bonus paid to Mr. Siegel in connection with the commencement of his employment in June 2006 and a bonus paid to Mr. Logal in 2006 in connection with his service as interim Chief Financial Officer, Chief Accounting Officer and Treasurer.

(3)

Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with Statement of Financial Accounting Standards No. 123R (“SFAS No. 123R”), excluding the impact of estimated forfeitures related to service-based vesting conditions. Assumptions made in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 30, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(4)	Consists of cash bonuses awarded under the Company’s 2006 VIP Management Incentive Plan.

(5)	Includes (i) payments for social club dues and financial planning services totaling $21,370 on behalf of Mr. McLain and $8,102 on behalf of each of Dr. Fahim and Mr. Siegel; (ii) premiums for supplemental disability insurance in the amounts of $13,230, $3,169, $12,767 and $10,518, paid by the Company on behalf of Messrs. McLain and Siegel, and Drs. Fahim and Rasmussen, respectively, in 2006; (iii) reimbursements of $7,588, $1,818, $7,322 and $8,081 paid to Messrs. McLain and Siegel and Drs. Fahim and Rasmussen, respectively, for taxes payable by the officers on disability insurance premiums paid by the Company; (iv) contributions made by the Company under its 401(k) Plan in the amounts of $8,800, $3,601, $7,118, $8,800 and $8,800 on behalf of Messrs. McLain, Smith and Logal, and Drs. Fahim and Rasmussen, respectively; (v) automobile allowances of $18,000, $7,800, $2,400, $14,400, $14,400 and $14,400 to Messrs. McLain, Siegel, Smith and Johnson, and Drs. Fahim and Rasmussen, respectively; (vi) contributions in the amounts of $22,000, $12,000, $3,000, $12,000 and $12,000 made by the Company on behalf of Messrs. McLain, Siegel and Logal, and Drs. Fahim and Rasmussen, respectively, and included in each executive’s taxable income under the Company’s Supplemental Executive Retirement Plan, which provides the executive with a self-directed insurance or annuity-based retirement plan; (vii) reimbursements of $12,618, $6,883, $1,721, $6,883 and $9,220 paid to Messrs. McLain, Siegel and Logal, and Drs. Fahim and Rasmussen, respectively, for taxes payable by the officers on contributions made by the Company under its Supplemental Executive Retirement Plan; (viii) imputed Supplemental Executive Retirement Plan income of $60 to Mr. Logal; (ix) premiums for supplemental life insurance in the amounts of $1,460, $585, $1,025 and $755 paid by the Company on behalf of Messrs. McLain and Siegel, and Drs. Fahim and Rasmussen, respectively; (x) reimbursements of $837, $336, $588 and $580 paid to Messrs. McLain and Siegel and Drs. Fahim and Rasmussen, respectively, for taxes payable by the officers on supplemental life insurance premiums paid by the Company; and (xi) $12,148 for moving expenses and $140,000 for severance payments made to Mr. Johnson.

(6)	Mr. McLain left the Company in February 2007. In connection with his resignation, Mr. McLain forfeited to the Company the awards granted to him in connection with the Company’s 2006 retention program, which included 58,746 shares of restricted stock and options to purchase 84,329 shares of the Company’s Common Stock. Assuming the timely execution by Mr. McLain of a termination agreement including a release in favor of the Company, in accordance with the terms of his employment agreement with the Company, all unvested options to purchase the Company’s Common Stock and all shares of restricted stock held by Mr. McLain (other than the awards granted to Mr. McLain under the Company’s 2006 retention program) will become fully vested and Mr. McLain will be permitted to exercise any outstanding options he holds until May 16, 2007, after which time all unexercised options held by Mr. McLain will expire.

(7)	Dr. Rasmussen left the Company in March 2007. In connection with his resignation, Dr. Rasmussen forfeited to the Company (i) awards granted to him in connection with the Company’s 2006 retention program, which included 37,859 shares of restricted stock and options to purchase 54,345 shares of the Company’s Common Stock, and (ii) 40,000 shares of restricted stock granted to him as part of the Company’s annual equity incentive grant to executive officers in 2006 under the 2000 Equity Plan.

(8)	Mr. Smith left the Company in March 2006. In connection with his resignation, Mr. Smith forfeited unvested options to purchase 10,302 shares of the Company’s Common Stock. Mr. Smith’s 2006 VIP Management Incentive Plan award was pro rated for the portion of the year he was employed by the Company.

(9)

Mr. Johnson left the Company in June 2006. In connection with his resignation, Mr. Johnson forfeited to the Company (i) the awards granted to him in connection with the Company’s 2006 retention program, which included 32,637 shares of restricted stock and options to purchase 46,849 shares of the Company’s Common

Stock, and (ii) options to purchase 140,000 shares of the Company’s Common Stock granted to him as part of the Company’s annual equity incentive grant to executive officers in 2005 and 2006 under the 2000 Equity Plan.

(10)	Mr. Logal left the Company in March 2007. In connection with his resignation, Mr. Logal forfeited to the Company (i) the awards granted to him in connection with the Company’s 2006 retention program, which included 9,334 shares of restricted stock and options to purchase 13,399 shares of the Company’s Common Stock and (ii) options to purchase 24,250 shares of the Company’s Common Stock granted to him as part of the Company’s annual equity incentive grant in 2005 and 2006 under the 2000 Equity Plan.

The following table sets forth the individual plan-based awards granted to each of the Named Executive Officers during 2006:

GRANTS OF PLAN-BASED AWARDS FOR 2006

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)				All Other Stock Awards: Number of Shares of Stock or		All Other Option Awards: Number of Securities Underlying		Exercise or Base Price per Share of Option	Grant Date Fair Value of Stock and Option

Name	Grant Date	Threshold	Target		Maximum	Units (2)		Options (2)		Awards (3)	Awards (4)
Thomas H. McLain(5)		$213,750	$427,500		$641,250
	2/24/2006		$225,000	(6)
	2/24/2006							84,329	(7)	$3.83	$209,979
	2/24/2006					58,746	(8)				$224,997
	5/12/2006							75,000	(9)	$6.30	$310,088
	5/12/2006					20,000	(9)				$126,000

Jordan I. Siegel		$82,500	$165,000		$247,500
	6/12/2006							40,000	(10)	$5.10	$133,916
	6/12/2006					60,000	(11)				$306,000

Raafat E.F. Fahim, Ph.D.		$99,450	$198,900		$298,350
	2/24/2006		$145,000	(6)
	2/24/2006							54,345	(7)	$3.83	$135,319
	2/24/2006					37,859	(8)				$145,000
	5/12/2006					40,000	(9)				$252,000

Henrik S. Rasmussen, M.D., Ph.D.(12)		$99,450	$198,900		$298,350
	2/24/2006		$145,000	(6)
	2/24/2006							54,345	(7)	$3.83	$135,319
	2/24/2006					37,859	(8)				$145,000
	5/12/2006					40,000	(9)				$252,000

Mark L. Smith(13)		$77,000	$154,000		$231,000

Joseph Johnson(14)		$71,500	$143,000		$214,500
	2/24/2006		$125,000	(6)
	2/24/2006					32,637	(8)				$125,000
	2/24/2006							46,849	(7)	$3.83	$116,654
	5/12/2006							100,000	(9)	$6.30	$413,450

Adam E. Logal(15)		$29,063	$58,125		$87,188
	2/24/2006		$70,000	(6)
	2/24/2006					9,334	(8)	13,399	(7)	$3.83	$33,364
	2/24/2006										$35,749
	5/12/2006							20,000	(9)	$6.30	$82,690

(1)	Except for the 2006 retention program awards made on February 24, 2006, which are described in footnotes 7 and 8 below, reflects the minimum, target, and maximum values of cash incentive award to the Named Executive Officers in 2006 under the Company’s VIP Management Incentive Plan. The amounts actually paid to the Named Executive Officers under the 2006 VIP Management Incentive Plan are shown in the Summary Compensation Table for 2006 under the heading “Non-Equity Incentive Plan Compensation.” Refer to “Compensation Discussion and Analysis” above for a description of the material terms of the 2006 VIP Management Incentive Plan.

(2)	Consists of awards made under the 2000 Equity Plan, except for awards to Mr. Siegel, which were made as inducement equity grants outside of the Company’s 2000 Equity Plan.

(3)	The exercise price for all stock options granted is equal to the fair market value of the Company’s Common Stock on the date of grant.

(4)	Determined in accordance with SFAS No. 123R. Assumptions made in the calculation of these amounts are included in Note 12 to the Company’s audited financial statements for the fiscal year ended December 30, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 15, 2007.

(5)	See footnote 6 to the Summary Compensation Table on page 34 of this proxy statement for a description of the effect of Mr. McLain’s resignation on the grants reflected in this table.

(6)	Consists of cash bonuses awarded as part of the 2006 retention program. Refer to “Compensation Discussion and Analysis” above for a description of the material terms of the 2006 retention program.

(7)	Award vests in full (i) on March 1, 2009 if the executive is employed by the Company on that date; (ii) if the executive is employed by the Company upon a Change of Control (as defined in the option award letter) prior to March 1, 2009; or (iii) in the event the executive’s employment by the Company is terminated after March 1, 2008 by the Company without Cause (as defined in the option award letter) or by the executive for Good Reason (as defined in the option award letter), less at any time the number of shares as to which the option has been exercised previously.

(8)	Award vests in full (i) if the executive is employed by the Company on March 1, 2009; (ii) if the executive is employed by the Company at the time a Change of Control (as defined in the award agreement between the officer and the Company) occurs; (iii) in the event the executive’s employment by the Company is terminated after March 1, 2008 by the Company without Cause (as defined in the award agreement between the officer and the Company) or by the executive within thirty (30) days after an event that constitutes Good Reason (as defined in the award agreement between the executive and the Company) has occurred; or (iv) upon the executive’s death (including officer’s death within 90 days after executive’s active employment by the Company has ceased due to disability). In the event that executive’s employment by the Company terminates prior to March 1, 2009 before the award has become fully vested (except to the extent provided in the Plan or as provided above in clause (iii) or (iv)), the award will be forfeited to the Company.

(9)	Award vests in three equal annual installments beginning on May 12, 2007.

(10)	Award vests in four equal annual installments beginning on June 12, 2007.

(11)	Award vests in full on June 12, 2009.

(12)	See footnote 7 to the Summary Compensation Table on page 34 of this proxy statement for a description of the effect of Dr. Rasmussen’s resignation on the grants reflected in this table.

(13)	See footnote 8 to the Summary Compensation Table on page 34 of this proxy statement for a description of the effect of Mr. Smith’s resignation on the grants reflected in this table.

(14)	See footnote 9 to the Summary Compensation Table on page 34 of this proxy statement for a description of the effect of Mr. Johnson’s resignation on the grants reflected in this table.

(15)	See footnote 10 to the Summary Compensation Table on page 35 of this proxy statement for a description of the effect of Mr. Logal’s resignation on the grants reflected in this table.

The following table sets forth certain information concerning the number and value of shares of Common Stock subject to options held by the Named Executive Officers as of December 30, 2006.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END FOR 2006

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price per Share	Option Expiration Date	Number of Shares or Units of Stock that have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested
Thomas H. McLain(1)	75,000			$3.00	6/15/2008	58,746	(2)	$398,298
	60,000			$2.69	2/1/2009	20,000	(3)	$135,600
	78,356			$7.06	2/7/2010
	73,000			$4.69	2/5/2011
	100,000			$5.19	3/2/2011
	18,100			$7.01	8/2/2011
	62,336			$9.24	2/4/2012
	45,686	15,229	(4)	$5.51	2/3/2013
	102,723			$14.92	3/24/2014
	15,514			$16.65	5/14/2014
	150,000			$12.06	3/14/2015
		84,329	(5)	$3.83	2/24/2016
		75,000	(6)	$6.30	5/12/2013

Jordan I. Siegel		40,000	(7)	$5.10	6/12/2013	60,000	(8)	$406,800

Raafat E.F. Fahim, Ph.D.	30,000	10,000	(9)	$5.60	3/10/2013	37,859	(2)	$256,684
	43,116			$14.92	3/24/2014	40,000	(3)	$271,200
	8,143			$16.65	5/14/2014
	160,000			$15.56	11/11/2014
		54,345	(5)	$3.83	2/24/2016

Henrik S. Rasmussen, M.D., Ph.D.(10)	30,000	10,000	(11)	$5.18	2/18/2013	37,859	(2)	$256,684
	45,750			$14.92	3/24/2014	40,000	(3)	$271,200
	8,532			$16.65	5/14/2014
	160,000			$15.56	11/11/2014
		54,345	(5)	$3.83	2/24/2016

Mark L. Smith

Joseph Johnson

Adam E. Logal(12)	847			$6.01	3/27/2013	9,334	(2)	$63,285
	1,662			$14.85	3/29/2014
	1,500			$14.85	3/29/2014
	4,250			$11.49	5/16/2015
		13,399	(5)	$3.83	2/24/2016
		20,000	(3)	$6.30	5/12/2013

(1)	See footnote 6 to the Summary Compensation Table on page 34 of this proxy statement for a description of the effect of Mr. McLain’s resignation on the outstanding equity awards included in this table.

(2)	See footnote 8 to the Grants of Plan-Based Awards Table on page 36 of this proxy statement.

(3)	Award vests in three equal annual installments beginning on May 12, 2007.

(4)	Award vested in four equal annual installments beginning on February 3, 2004.

(5)	See footnote 7 to the Grants of Plan-Based Awards Table on page 36 of this proxy statement.

(6)	Award vests in four equal annual installments beginning on May 12, 2007.

(7)	Award vests in four equal annual installments beginning on June 12, 2007.

(8)	Award vests in full on June 12, 2009.

(9)	Award vests in four equal annual installments beginning on March 10, 2004.

(10)	See footnote 7 to the Summary Compensation Table on page 34 of this proxy statement for a description of the effect of Dr. Rasmussen’s resignation on the awards reflected in this table.

(11)	Award vests in four equal annual installments beginning on February 18, 2004.

(12)	See footnote 10 to the Summary Compensation Table on page 35 of this proxy statement for a description of the effect of Mr. Logal’s resignation on the awards reflected in this table.

The following table sets forth information concerning any option exercises or stock awards that vested for each Named Executive Officer during 2006.

OPTION EXERCISES AND STOCK VESTED FOR 2006

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized Upon Exercise	Number of Shares Acquired on Vesting	Value Realized Upon Vesting
Thomas H. McLain	—	—	—	—
Jordan I. Siegel	—	—	—	—
Raafat E.F. Fahim, Ph.D.	—	—	—	—
Henrik S. Rasmussen, M.D., Ph.D.	—	—	—	—
Mark L. Smith	121,136	$80,164	—	—
Joseph Johnson	—	—	—	—
Adam E. Logal	—	—	—	—

Potential Payments Upon Termination of Employment or Change in Control

Potential Payments Under Employment Agreements.    The Company has agreed to provide severance benefits to certain of the Named Executive Officers under their employment agreements with the Company that were in effect in 2006. These employment agreements provide that if the employee is terminated other than for cause or as a result of disability during the employment period, or if, after the expiration of the employment period, the employee gives notice of termination and within 30 days prior to the expiration of the employment period the Company had not offered to renew the agreement on terms no less favorable to him than the terms then in effect and within 90 days following the expiration of the employment period the Company has not tendered the employee a new employment agreement executed on behalf of the Company and containing such no less favorable terms, then he is entitled to receive the following severance benefits: (i) severance pay equal to his base salary as in effect at the time of such termination for 18 months in the case of Messrs. Siegel and Smith and Drs. Fahim and Rasmussen and 24 months in the case of Mr. McLain, (ii) pro rated bonus compensation, (iii) the continuation of certain fringe benefits for 18 months in the case of Messrs. Siegel and Smith and Drs. Fahim and Rasmussen, 24 months in the case of Mr. McLain, and three months in the case of Mr. Logal, and (iv) immediate vesting of any non-vested equity awards held by the employee, which will be exercisable for 12 months in the case of Messrs. Siegel and Smith and Drs. Fahim and Rasmussen, 24 months in the case of Mr. McLain, and three months in the case of Mr. Logal, after the termination date, but in no event later than the original option expiration date. If, however, Mr. Siegel is employed for less than one year when his employment is terminated, he will receive only nine months of severance and benefits continuation. The obligation of the Company to provide severance benefits is conditioned upon the executive’s timely execution of a termination agreement containing a release in favor of the Company. Specific severance arrangements for Messrs. McLain and Johnson are discussed in further detail the in the Compensation Discussion and Analysis section of this proxy statement.

The following table sets forth potential payments and benefits to the Named Executive Officers upon termination of employment without cause not in connection with a change in control of the Company pursuant to the terms of the each officer’s employment agreement with the Company, assuming a termination on December 29, 2006. The table also sets forth the actual payments and benefits paid to Mr. Johnson following the termination of his employment with the Company.

Name	Severance Payments (1)	Bonus Payments (2)	Accelerated Awards (3)	Continued and Accrued Benefits (4)	Tax Gross-Up Payments (5)	Other Perquisites (6)	Total
Thomas H. McLain	$950,000	$230,850	$190,926	$56,532	$42,088	$190,918	$1,661,314
Jordan I. Siegel	$225,000	$91,080	—	$19,677	$6,778	$52,656	$395,191
Raafat E.F. Fahim, Ph.D.	$459,000	$115,760	$283,000	$46,773	$22,190	$82,294	$1,009,017
Henrik S. Rasmussen, M.D., Ph.D.	$459,000	$107,804	$287,200	$49,658	$26,822	$74,673	$1,005,157
Joseph Johnson	$151,667	—	—	$9,771	—	$8,400	$169,838
Adam E. Logal	$35,769	$44,756	$9,600	$7,915	$1,721	$14,618	$114,379

(1)	Consists of a multiple of the Named Executive Officer’s base salary, determined in accordance with each Named Executive Officer’s employment agreement with the Company, except with regard to Mr. Logal whose severance payments would be determined in accordance with Company policy.

(2)	Consists of the bonus earned in the year of termination under the VIP Management Incentive Plan.

(3)	Represents the value of awards of shares of restricted Common Stock and options to purchase shares of Common Stock held by the Named Executive Officer on the date of termination as to which vesting would accelerate. Assumes a Common Stock price of $6.78.

(4)	Consists of (i) the value of continued health, dental, disability and life insurance, and (ii) payments for any unused vacation and sick time accrued by the Named Executive Officer on the date of termination.

(5)	Consists of reimbursements for taxes payable by the Named Executive Officer on contributions made by the Company on the officer’s behalf under its Supplemental Executive Retirement Plan, supplemental disability insurance policy and supplemental life insurance policy.

(6)	Consists of (i) reimbursement for social club dues, automobile allowances, financial planning and outplacement expenses, (ii) reimbursement for premiums for payable under the Company’s Supplemental Executive Retirement Program, supplemental disability insurance policy and supplemental life insurance policy, and (iii) matching contributions under the Company’s 401(k) Plan.

Assuming a voluntary resignation on December 29, 2006 not in connection with a change in control of the Company, under their employment agreements with the Company Messrs. McLain, Siegel and Logal, and Drs. Fahim and Rasmussen would be entitled to receive payments of $230,850, $91,080, $44,756, $115,760 and $107,804, respectively, for the bonus amounts earned under the VIP Management Incentive Plan, and payments of $20,151, $6,087, $6,433, $19,272 and $22,373, respectively, for unused vacation and sick time accrued on the date of termination. The executives would also have 90 days following the termination of their employment within which to exercise any stock options vested as of the termination date.

Potential Payments Under Change in Control Severance Agreements.    The Company has entered into change in control severance agreements with the Named Executive Officers (but not the current interim President and Chief Executive Officer). These agreements provide for the payment of severance benefits to the executives in the event of a qualifying termination of employment following a change in control of the Company. Under the agreements, each executive would be entitled to receive a lump sum payment equal to two times (or three times, in the case of Mr. McLain) the sum of annual base salary and target bonus for year in which the change in control occurs. Each executive would also be entitled to receive the continuation of benefits under the Company’s employee welfare benefit plans (including medical, dental, disability, and life insurance and car allowance programs for 24 months (36 months for Mr. McLain)). In addition, under the change in control severance agreements, all outstanding equity awards would vest upon a change in control of the Company, and the Company would make gross-up payments on behalf of the executives for any excise taxes imposed on excess payments received by the executives under the agreements. Any severance benefit that is paid under the change in control agreements is paid in lieu of any severance benefits that might otherwise be payable under any employment agreement with the Company.

The Compensation Committee has entered into these agreements in order to remove any personal financial concerns an executive may have when evaluating a potential transaction, and to allow him or her to focus on maximizing value for the Company’s stockholders. Other key employees of the Company also have change in control agreements. The Compensation Committee believes that these agreements are necessary given the volatility and uncertainty inherent in the Company’s line of business. Any new change in control agreement for any employee is subject to review and approval by the Compensation Committee.

The following table sets forth potential payments to the Named Executive Officers upon a termination of employment in connection with a change in control of the Company pursuant to the Named Executive Officer’s change in control severance agreement with the Company, assuming termination on December 29, 2006.

Name	Severance Payments (1)	Bonus Payments (2)	Accelerated Awards (3)	Continued and Accrued Benefits (4)	Tax Gross Up Payments (5)	Other Perquisites (6)	Total
Thomas H. McLain	$1,425,000	$1,507,500	$837,994	$74,722	$1,163,131	$266,978	$5,275,325
Jordan I. Siegel	$600,000	$330,000	$474,000	$42,328	$418,073	$94,512	$1,958,913
Raafat E.F. Fahim, Ph.D.	$612,000	$542,800	$700,002	$55,941	$429,587	$123,386	$2,463,716
Henrik S. Rasmussen, M.D., Ph.D.	$612,000	$542,800	$704,202	$58,754	$435,763	$108,146	$2,461,665
Adam E. Logal	$155,000	$128,125	$112,412	$12,362	$1,721	$14,618	$424,238

(1)	Consists of a multiple of the Named Executive Officer’s base salary determined in accordance with the terms of each Named Executive Officer’s change in control severance agreement with the Company.

(2)	Consists of (i) a multiple of the target bonus established for the Named Executive Officer in the year of termination under the VIP Management Incentive Plan determined in accordance with the terms of each Named Executive Officer’s change in control severance agreement with the Company and (ii) the cash bonus awarded to the Named Executive Officer as part of the Company’s 2006 retention program. All cash bonuses payable under the 2006 retention program were paid on March 1, 2007.

(3)	Represents the value of awards of restricted stock and options to purchase Common Stock as to which vesting would accelerate. Assumes a Common Stock price of $6.78.

(4)	Consists of (i) the value of continued health, dental insurance, disability and life insurance, and (ii) payments for any unused vacation and sick time accrued by the Named Executive Officer on the date of termination.

(5)	Consists of reimbursements for (i) taxes payable by the Named Executive Officers on contributions made by the Company on the officer’s behalf under its Supplemental Executive Retirement Plan, supplemental disability insurance policy and supplemental life insurance policy, and (ii) excise taxes on payments that are subject to Section 280G of the Code.

(6)	Consists of (i) reimbursement for social club dues, automobile allowances, financial planning and outplacement expenses, (ii) reimbursement for premiums for payable under the Company’s Supplemental Executive Retirement Program, supplemental disability insurance policy and supplemental life insurance policy, and (iii) matching contributions under the Company’s 401(k) Plan.

The potential amounts of payments and benefits upon termination of employment without cause or in connection with a change in control disclosed above are estimates only and do not necessarily reflect (except as otherwise indicated) the actual amounts that would be paid to the Named Executive Officers, which would only be known at the time that they become eligible for payment and would only be payable if a termination of employment or change in control were to occur.

Director Compensation

Under the Company’s compensation policy for non-employee directors, each non-employee director receives an annual retainer of $20,000 plus a fee of $1,000 for each Board and committee meeting attended by the director (whether the meeting is in person or by conference telephone). The non-executive Chairman of the Board of Directors receives an additional annual retainer of $60,000 and, subject to the Board’s discretion, he will receive an annual equity grant that is twice the amount of the annual equity grant made to each of the other non-employee directors. Currently, each member of a standing Board committee receives an annual retainer of $2,500, and each chairperson of a standing Board committee receives an annual retainer of $5,000, except that the chairmen of the Audit Committee and the Strategic Action Committee each receive an annual retainer of $7,500. Prior to the appointment of the non-executive Chairman of the Board, the Company paid its lead outside director an annual retainer of $7,500. Fees are paid for attendance at committee meetings even if they are held on the same day as Board meetings. Directors are reimbursed for out-of-pocket expenses incurred in connection with attendance at Board and committee meetings.

Under the Company’s Stock Plan for Non-Employee Directors, the 2004 Directors Plan and the proposed 2007 Omnibus Incentive Plan, each non-employee director may elect to be paid his or her annual retainers, in whole or in part, in shares of Common Stock in lieu of cash, and each non-employee director is entitled to receive an option to purchase shares of Common Stock upon his or her initial election to the Board and each reelection to the Board at any meeting of stockholders. The number of shares of Common Stock underlying such options is determined by the Board of Directors at the time of grant in its sole discretion. The options have an exercise price equal to the fair market value of the Common Stock on the date of grant. The options become fully exercisable six months after the date of grant, and the options expire ten years after the date of grant. To the extent that options are exercisable on the date that a director’s service on the board terminates, they will remain exercisable for 12 months after such termination, but in no event later than the original option expiration date. In May 2006, the Company granted options to purchase 12,000 shares of Common Stock to each of its non-employee directors and the Company granted options to purchase 18,000 shares of Common Stock to each of Messrs. Aryeh, Davis, and Lynch when they joined the Board.

The following table sets forth compensation actually paid, earned or accrued during 2006 by the Company’s directors.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Option Awards (2)	Total
Jason Aryeh	$19,000	—	$33,013	$52,013
David L. Castaldi	$49,000	$20,000	$64,001	$133,001
Geoffrey F. Cox, Ph.D.	$58,500	—	$64,001	$122,501
Peter B. Davis	$30,000	$25,000	$96,001	$151,001
George W. Ebright(3)	$4,000	—	—	$4,000
Richard A. Harvey, Jr.	$57,250	—	$64,001	$121,251
Leslie Hudson, Ph.D.(4)	$74,500	—	$64,001	$138,501
Linda Jenckes	$57,500	—	$64,001	$121,501
Timothy P. Lynch	$22,750	—	$33,013	$55,763
Stephen G. Sudovar	$31,000	$27,500	$64,001	$122,501

(1)	Represents shares of Common Stock issued to the director in accordance with the terms of the 2004 Directors Plan, which permits each non-employee director to elect to be paid his or her annual retainers, in whole or in part, in shares of Common Stock in lieu of cash. Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, also the grant date fair value of each award, computed in accordance with SFAS No. 123R.

(2)	Reflects the dollar amounts recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, also the grant date fair value of each award (except for the awards to Messrs. Aryeh and Lynch which had a grant date fair value of $99,000), computed in accordance with SFAS No. 123R excluding the impact of estimated forfeitures related to service-based vesting conditions. As of December 30, 2006, Messrs. Aryeh, Davis and Lynch each held options to purchase 18,000 shares of Common Stock, Messrs. Castaldi, Harvey and Sudovar and Ms. Jenckes each held options to purchase 49,000 shares of Common Stock and Dr. Hudson held options to purchase 30,000 shares of Common Stock.

(3)	Mr. Ebright resigned as a director of the Company for health reasons effective March 27, 2006.

(4)	Dr. Hudson was appointed to serve as the Company’s interim President and Chief Executive Officer subsequent to the end of the 2006 fiscal year. During the period when he serves in these roles, he will not receive any compensation as a director of the Company.

AUDIT COMMITTEE REPORT

The Company’s Audit Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls. The Committee is composed of three directors, each of whom is independent as defined in the Nasdaq Marketplace Rules. The Committee operates under a written charter amended and approved by the Board of Directors in February 2006. A copy of this charter is available on the Company’s website at http://www.nabi.com. David Castaldi and Peter Davis have each been designated by the Board of Directors as an audit committee financial expert, as defined under the federal securities laws.

Management is responsible for the Company’s financial statements and financial reporting process, including the Company’s internal controls. The Company’s principal independent registered public accounting firm, Ernst & Young LLP, is responsible for performing an audit of the Company’s financial statements and management’s assessment of the Company’s internal controls in accordance with the standards of the Public Company Accounting Oversight Board and issuing a report thereon. Although the Audit Committee is responsible for overseeing these processes, it does not prepare or audit the Company’s financial statements and audit controls or certify that they are complete or accurate or design or audit internal control over financial reporting.

The Audit Committee has reviewed and discussed the Company’s audited financial statements as of and for the fiscal year ended December 30, 2006, with management and Ernst & Young LLP. The Audit Committee met with Ernst & Young LLP without management present on 11 occasions in 2006, and has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect, which includes, among other items, matters relating to the conduct of an audit of financial statements. The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Ernst & Young LLP its independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, for filing with the Securities and Exchange Commission.

The Audit Committee has appointed Ernst & Young LLP to serve as the Company’s principal independent registered public accounting firm for the current fiscal year. The Audit Committee or its chairman pre-approves all auditing and non-audit services (except de minimis non-audit services and auditing services within the scope of an approved engagement of the auditor) provided to the Company by the Company’s independent public accountants. There were no de minimis non-audit services or auditing services provided to the Company in 2006 that were not approved by the Audit Committee or its chairman.

The Audit Committee has adopted procedures to investigate and resolve any complaints received by the Company concerning accounting, internal accounting controls, or auditing matters or theft or fraud, including any claim of retaliation for providing information to or otherwise assisting the Audit Committee. Any submissions by the Company’s employees are received and maintained in a manner that assures confidentiality without compromising the submitter’s anonymity, if so requested by the submitter.

In 2006, the Audit Committee approved a formal Internal Audit Charter for the Company’s internal audit function. The Audit Committee is responsible for reviewing the scope and results of the internal audit function, including its charter, organization and plans.

Respectfully submitted by,
The Audit Committee
David L. Castaldi, Chairman
Peter B. Davis
Linda Jenckes

PROPOSAL 4

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors of the Company has approved the engagement of Ernst & Young LLP to be the Company’s independent registered public accounting firm for the 2007 fiscal year, subject to the ratification of the engagement by the Company’s stockholders. At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of Ernst & Young LLP for the Company’s fiscal year ending December 29, 2007. Ernst & Young LLP served as the Company’s principal independent registered public accounting firm for the fiscal year ended December 30, 2006. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Vote Required

Under the Company’s by-laws, the affirmative vote of a majority of the votes properly cast on this proposal will be required to approve the ratification of the engagement of Ernst & Young LLP to be the Company’s independent registered public accounting firm for the 2007 fiscal year. Abstentions and broker non-votes will have no effect on this proposal.

Additional Audit Information

The following table sets forth the aggregate fees and expenses billed by Ernst & Young LLP for each of the Company’s last two fiscal years.

	2006		2005*
Audit Fees	$1,594,732	(1)	$1,439,136	(1)
Audit-Related Fees	36,795	(2)	33,552	(2)
All Other Fees	2,915		8,500	(3)

Total Fees	$1,634,442		$1,481,188

*	Amounts adjusted to reflect actual billings for the audit of the Company’s financial statements for the 2005 fiscal year and subscription to accounting research tool.

(1)	Includes fees and expenses billed in connection with the Company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consists of fees and expenses billed for employee benefit plan audits.

(3)	Consists of fees billed for services in connection with a presentation on global trends in the health sciences and biotechnology industries.

The Audit Committee or its Chairman pre-approves all auditing and non-audit services (except de minimis non-audit services and auditing services within the scope of an approved engagement of the auditor) provided to the Company by the Company’s independent registered public accounting firm.

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2007 FISCAL YEAR.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of March 29, 2007 (unless otherwise noted) as to the Common Stock beneficially owned by (i) all directors and nominees, (ii) each Named Executive Officer, (iii) current directors and executive officers of the Company as a group, and (iv) each person who is known to the Company to be the beneficial owner of more than 5% of the Common Stock. Unless otherwise noted, this information has been provided by the persons named in the table.

Name of Beneficial Owner	Amount of Beneficial Ownership(1)		Percent of Class
Directors and Nominees
Jason M. Aryeh	1,250,650	(2)	2.02%
David L. Castaldi	104,389	(3)	*
Geoffrey F. Cox, Ph.D.	72,771	(4)	*
Peter Davis	21,968	(5)	*
Richard A. Harvey, Jr.	79,996	(6)	*
Leslie Hudson, Ph.D.	43,066	(7)	*
Linda Jenckes	70,747	(8)	*
Timothy P. Lynch	18,000	(9)	*
Stephen G. Sudovar	57,362	(10)	*

Named Executive Officers
Thomas H. McLain	1,004,385	(11)	1.63%
Jordan I. Siegel	60,000	(12)	*
Raafat E.F. Fahim, Ph.D.	347,989	(13)	*
Henrik S. Rasmussen, M.D., Ph.D.	264,640	(14)	*
Mark L. Smith	17,393	(15)	*
Joseph Johnson	0		*
Adam E. Logal	8,847	(16)	*

Current directors and executive officers as a group (11 persons)	2,126,938	(17)	3.47%

5% Beneficial Owners
Capital Research and Management Company and SMALLCAP World Fund, Inc. 333 South Hope Street Los Angeles, CA 90071	3,050,000	(18)	5.02%
David M. Knott and Dorset Management Corporation 485 Underhill Boulevard, Suite 205 Syosset, New York 11791-3419	5,914,800	(19)	9.74%
Harvest Management, L.L.C. 600 Madison Avenue, 11th Floor New York, NY 10022	5,272,947	(20)	8.69%
Third Point LLC 390 Park Avenue, 18th Floor New York, NY 10022	5,750,000	(21)	9.47%

*	Less than 1%.
(1)	Unless otherwise noted, the nature of beneficial ownership consists of sole voting and investment power. No director or named executive officer has pledged any of his or her Common Stock as security.

(2)	Consists of (i) 1,232,650 shares of Common Stock that may be deemed to be beneficially owned by Mr. Aryeh through his relationship with JALAA Equities, LP, JLV Investments, LP, the Jason Aryeh Trust,

the Jason Aryeh 2003 Family Trust, the Jason Aryeh IRA, and Ann Schroeder, as to which Mr. Aryeh disclaims beneficial ownership, except to the extent of any indirect pecuniary interest he may have therein, and (ii) 18,000 shares of Common Stock that may be acquired under stock options that will be exercisable as of May 28, 2007.

(3)	Consists of (i) 49,189 shares of Common Stock owned by Mr. Castaldi, (ii) 6,200 shares of Common Stock owned by Mr. Castaldi’s wife and daughter, as to which Mr. Castaldi disclaims beneficial ownership, and (iii) 49,000 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(4)	Consists of (i) 3,395 shares of Common Stock held jointly by Dr. Cox and his wife, (ii) 20,376 shares of Common Stock owned solely by Dr. Cox, and (iii) 49,000 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(5)	Consists of (i) 3,968 shares of Common Stock owned by the Davis Family Trust dated 8/29/96, of which Mr. Davis is a Trustee, and (ii) 18,000 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(6)	Consists of (i) 30,996 shares of Common Stock owned by jointly by Mr. Harvey and his wife, and (ii) 49,000 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(7)	Consists of (i) 13,066 shares of Common Stock which are subject to future vesting but as to which voting may currently be directed and (ii) 30,000 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(8)	Consists of (i) 21,747 shares of Common Stock owned by Ms. Jenckes and (ii) 49,000 shares of Common Stock that may be acquired under stock options that will be exercisable as of May 28, 2006.

(9)	Consists of 18,000 shares of Common Stock that may be acquired under stock options that will be exercisable as of May 28, 2006.

(10)	Consists of (i) 8,362 shares of Common Stock owned by Mr. Sudovar and (ii) 49,000 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(11)	Consists of (i) 69,929 shares of Common Stock jointly owned by Mr. McLain and his wife, (ii) 63,272 shares of Common Stock owned by the Company’s 401(k) Plan, (iii) 240 shares of Common Stock owned by Mr. McLain’s children, as to which Mr. McLain disclaims beneficial ownership, and (iv) 870,944 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable on May 28, 2006.

(12)	Consists of 60,000 shares of Common Stock which are subject to future vesting but as to which voting may currently be directed.

(13)	Consists of (i) 27,204 shares of Common Stock owned by Dr. Fahim, (ii) 5,000 shares held jointly with Dr. Fahim’s spouse (ii) 64,526 shares of Common Stock which are subject to future vesting but as to which voting may currently be directed, and (iii) 251,259 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(14)	Consists of (i) 8,357 shares of Common Stock owned by Dr. Rasmussen, and (ii) 254,282 shares of Common Stock that may be acquired under stock options that are presently exercisable.

(15)	Consists of 17,393 shares of Common Stock owned by the Company’s 401(k) Plan.

(16)	Consists of 588 shares of Common Stock held by the Company’s 401(k) Plan and (ii) 8,259 shares of Common Stock that may be acquired under stock options that are presently exercisable or will be exercisable as of May 29, 2007.

(17)	See notes 2-10, 12 and 13.

(18)	The information in the table and this note is derived from a Schedule 13G filed with the SEC on February 12, 2007 by Capital Research and Management Company and SMALLCAP World Fund, Inc. Capital Research and Management Company, a registered investment adviser, is deemed to be the beneficial owner of 3,050,000 shares of Common Stock as a result of acting as investment adviser to various investment companies registered under Section 8 of the Investment Company Act of 1940. SMALLCAP World Fund, Inc., a registered investment company, which is advised by Capital Research and Management Company, is the beneficial owner of 3,050,000 shares of Common Stock.

(19)	The information in the table and this note is derived from a Schedule 13G filed with the SEC on February 14, 2007 by David M. Knott and Dorset Management Corporation, which share sole voting and investment power.

(20)	The information in the table and this note is derived from a Form 13F filed with the SEC on February 14, 2007 by Harvest Management, L.L.C. which holds voting and investment power over 5,272,947 shares of Common Stock.

(21)	The information in the table and this note is derived from a Form 13F filed with the SEC on February 14, 2007 by Third Point LLC which holds voting and investment power over 5,750,000 shares of Common Stock.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Forms 3, 4, and 5 and amendments thereto furnished to the Company with respect to its most recent fiscal year and written representations from reporting persons that no Form 5 is required, the Company believes that all reporting persons filed on a timely basis the reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, during the most recent fiscal year.

STOCKHOLDER PROPOSALS FOR NEXT YEAR’S ANNUAL MEETING

Under the federal securities laws, the deadline for submitting stockholder proposals for inclusion in the Company’s proxy statement and form of proxy for the Company’s next annual meeting is December 13, 2007. Under the Company’s by-laws, notice of a stockholder proposal is considered untimely unless it is delivered to or mailed and received at the principal executive offices of the Company not later than 90 days before the meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the meeting date is given or made to stockholders, then notice by the stockholder, to be timely, must be received no later than the close of business on the tenth day after such notice of the meeting date was mailed or such prior public disclosure was made.

ANNUAL REPORT ON FORM 10-K

The Company will provide without charge to each stockholder entitled to vote at the Annual Meeting, on the written request of such stockholder, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended December 30, 2006, including the financial statements and the financial statement schedules, required to be filed with the Securities and Exchange Commission. Written requests must be directed to Keri Mattox, Vice President, Investor Relations, Nabi Biopharmaceuticals, 5800 Park of Commerce Boulevard, N.W., Boca Raton, Florida 33487. The Company’s Annual Report on Form 10-K is also available free of charge through the Company’s website at http://www.nabi.com.

SEPARATE COPIES FOR BENEFICIAL HOLDERS

Institutions that hold shares in street name for two or more beneficial owners with the same address are permitted to deliver a single proxy statement and annual report to that address and the Company may deliver only one proxy statement or annual report to multiple security holders sharing an address unless the Company has received contrary instructions from one or more security holders. The Company will promptly deliver a separate copy of this proxy statement to any such beneficial owner that requests a separate copy by sending a request to Nabi Biopharmaceuticals, 5800 Park of Commerce Blvd, N.W., Boca Raton, FL 33487, Attention: Corporate Secretary or by calling 561-989-5800. Beneficial owners who share an address and receive multiple copies of the Company’s annual report and proxy statements may request one copy of each document by contacting the Company in the manner described above.

OTHER MATTERS

The Board of Directors is not aware of any other matter to be presented for action at the Annual Meeting. However, if any such matter is presented for action, your proxy will confer discretionary authority to vote on the matter if the Company did not receive timely notice of the matter in accordance with the Company’s by-laws.

SOLICITATION OF PROXIES

The Company will bear the costs of soliciting proxies from its stockholders. In addition to soliciting proxies by mail, directors, officers, and employees of the Company, without receiving additional compensation therefor, may solicit proxies by telephone or otherwise. Arrangements will also be made with brokerage firms and other custodians, nominees, and fiduciaries to forward solicitation materials to beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such custodians, nominees, and fiduciaries for reasonable expenses incurred by them in connection therewith.

The Company has engaged MacKenzie Partners, Inc., a consulting firm, to assist in soliciting proxies for the Annual Meeting for a fee of approximately $7,500 plus expenses.

By Order of the Board of Directors,

Constantine Alexander

Secretary

April 12, 2007

Appendix A

Nabi Biopharmaceuticals

2007 Omnibus Equity and Incentive Plan

(formerly the 2000 Equity Incentive Plan;

amendment and restatement approved by the stockholders on May     , 2007)

Section 1.    Purpose

The purpose of the Nabi Biopharmaceuticals 2007 Omnibus Equity and Incentive Plan (the “Plan”) is to enable Nabi Biopharmaceuticals (the “Company”) and its subsidiaries to attract, retain and motivate their employees, directors and consultants and to enable these employees, directors and consultants to participate in the Company’s long-term growth by providing for or increasing the proprietary interests of such persons in the Company, thereby assisting the Company to achieve its long-range performance goals. The Plan amends and restates the Company’s 2000 Equity Incentive Stock Plan, which was last amended in 2004.

Section 2.    Definitions

As used in the Plan:

“2004 Non-employee Director Plan” means the Company’s 2004 Non-employee Director Plan, which the Board of Directors terminated, effective as of Stockholder Approval, to prevent the issuance of additional awards under that plan.

“Act” means the Securities Exchange Act of 1934, as amended.

“Award” means any Option, Stock Appreciation Right, Performance Award, Restricted Stock, Stock Unit or other arrangement awarded under Sections 7 through 15 of the Plan.

“Award Agreement” means any written agreement, contract or other instrument or document, including through use of an electronic medium, evidencing any Award.

“Board” means the Board of Directors of the Company.

“Cash Award” means an Award payable in cash.

“Committee” means the Compensation Committee of the Board or any successor thereto or subcommittee thereof appointed by the Board. The Committee shall consist of no fewer than two directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Code Section 162(m), and (iii) an “independent director” for purpose of the rules and regulations of Nasdaq (or such other principal securities market on which the shares of Common Stock are traded).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Common Stock” or “Stock” means the Common Stock, $0.10 par value, of the Company.

“Disqualifying Disposition” has the meaning specified in Section 7(j).

“Dividend Equivalents” means an amount of cash equal to all dividends and other distributions (or the economic equivalent thereof) that are payable by the Company on one share of Common Stock to stockholders of record.

“Effective Date” means the effective date of the Plan, specified in Section 18(c).

“Fair Market Value” means, with respect to any property other than Common Stock, the market value of such property determined by such methods or procedures as shall be established from time to time by the Committee. The Fair Market Value of the Common Stock as of any date shall be the per share closing price of the Common Stock as reported on Nasdaq on that date (or if there was no reported closing price on such date, on the last preceding date on which the closing price was reported) or, if the Company is not then listed on Nasdaq, on such other principal securities exchange on which the Common Stock is traded, and if the Company is not listed on Nasdaq or any other securities exchange that reports a closing price, the Fair Market Value of the Common Stock shall be the average of the closing bid and asked prices for a share of Common Stock on that date (or if that date is not a business day, on the immediately preceding business day) as quoted or reported by the Pink Sheets Electronic Quotation Service or the National Association of Securities Dealers’ OTC Bulletin Board System. If the price of a share of Common Stock is not so quoted or reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

“Fiscal Year” means the Company’s fiscal year.

“Incentive Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under the Plan which is intended to meet the requirements of Code Section 422 or any successor provision.

“1998 Non-Qualified Employee Stock Option Plan” means the Company’s 1998 Non-Qualified Employee Stock Option Plan, which the Board terminated, effective as of Stockholder Approval, to prevent the issuance of additional awards under that plan.

“Nasdaq” means the Nasdaq Global Market.

“Non-employee Director” means a director who is not a present employee of the Company or any subsidiary of the Company.

“Non-Qualified Performance Award” means any Performance Award that is not intended to qualify as qualified performance-based compensation under Code Section 162(m)(4)(C).

“Non-qualified Stock Option” means an option to purchase shares of Common Stock awarded to a Participant under the Plan that is not intended to be an Incentive Stock Option.

“Option” means an Incentive Stock Option or a Non-qualified Stock Option.

“Participant” means a person selected by the Committee to receive an Award under the Plan.

“Performance Award” means an Award that provides a Participant with the opportunity to receive shares of Common Stock, cash or other property based on performance and other vesting conditions. Performance awards may be granted from time to time as determined at the discretion of the Committee. Subject to the Share Limit and maximum dollar value set forth elsewhere in this Plan, the Committee has the discretion to determine (i) the number of shares of Common Stock under, or the dollar value of, a performance Award and (ii) the conditions that must be satisfied for grant or for vesting, which typically will be based principally or solely on achievement of performance goals. A Performance Award may consist of Performance Shares or Performance Units or such other Award as the Committee may designate under Section 11.

“Performance Cycle” or “Cycle” means the period of service between one and five years selected by the Committee during which performance is measured for the purpose of determining the extent to which an award of Performance Shares or Performance Units has been earned.

“Performance Shares” means shares of Common Stock awarded to a Participant under Section 11.

“Performance Units” means units awarded to a Participant under Section 11.

Qualified Performance Award means an Award that is intended to qualify as qualified performance-based compensation under Code Section 162(m)(4)(C).

“Restricted Period” means the period of time selected by the Committee during which an award of Restricted Stock may be forfeited to the Company.

“Restricted Stock” means shares of Common Stock awarded to a Participant under Section 9 that are subject to forfeiture.

“Stock Appreciation Right” or “SAR” means a right awarded to a Participant under Section 8.

“Stockholder Approval” means stockholder approval of this amended and restated Plan as specified in Section 18(c).

“Stock Unit” means a unit valued in whole or in part by reference to, or otherwise based on, the value of a share of Common Stock, awarded to a Participant under Section 10.

“Substitute Awards” means Awards granted or shares of Common Stock issued by the Company in assumption of, or in substitution or exchange for, Awards previously granted, or the right or obligation to make future Awards, in each case by a company acquired by the Company or any subsidiary or with which the Company or any subsidiary combines.

Section 3.    Administration

(a) The Plan shall be administered by the Committee. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the operating of the Plan as it shall from time to time consider advisable, to interpret the provisions of the Plan and any Award, and to decide all disputes arising in connection with the Plan. The Committee’s decisions and interpretations shall be final and binding.

(b) The Committee shall consist of no fewer than two Directors, each of whom is (i) a “non-employee director” within the meaning of Rule 16b-3 of the Exchange Act, (ii) an “outside director” within the meaning of Code Section 162(m), and (iii) an “independent director” for purpose of the rules and regulations of Nasdaq (or such other principal securities market on which the shares of Common Stock are traded).

(c) Following the authorization of a pool of cash or shares of Common Stock to be available for Awards, the Committee may delegate to one or more subcommittees consisting of one or more officers of the Company any or all of its power and duties under the Plan pursuant to such conditions or limitations as the Committee may establish; provided, however, that the Committee shall not delegate to such officers its authority to (i) amend or modify the Plan, (ii) act on matters affecting any Participant who is subject to the reporting requirements of Section 16(a) of the Exchange Act or the liability provisions of Section 16(b) of the Exchange Act, or otherwise take any action or fail to act in a manner that would cause any Award or other transaction under the Plan to cease to be exempt from Section 16(b) of the Exchange Act, or (iii) determine the extent to which Awards will conform to the requirements of Code Section 162(m). The Committee may authorize any one or more of its members or any officer of the Company to execute and deliver documents on behalf of the Committee.

(d) The Board in its discretion may ratify and approve any action taken by the Committee. In addition, to the extent not inconsistent with applicable law or the rules and regulations of Nasdaq (or such other principal securities market on which the Common Stock is traded), the Board may take any action under the Plan that the Committee is authorized to take. In the event the Board takes such action, any reference to the Committee hereunder shall be understood to refer to the Board.

(e) Notwithstanding any other provision of the Plan to the contrary, no Option or SAR may be repriced without the approval of the stockholders of the Company. Stockholder approval shall be evidenced by the affirmative vote of the holders of the majority of the shares of the Company’s capital stock present in person or by proxy and voting at the meeting. For purposes of the Plan, “repricing” shall mean (i) any amendment or adjustment to an Option or SAR that reduces its exercise price, (ii) any issuance of a new Option or SAR to a Participant in place of one or more cancelled options or stock appreciation rights with a higher exercise price, whether such option or stock appreciation right was issued under this Plan, the 1998 Non-Qualified Employee Stock Plan, the 2004 Non-employee Director Plan or any other option plan of the Company, (iii) any other amendment, adjustment, cancellation of an Option or SAR, or the grant of another Award in exchange therefor, that effects a repricing of such Option of SAR, or any other means of repricing an outstanding Option or SAR, including a buyout for a payment of cash or cash equivalents, and (iv) any other transaction or series of related transactions that constitutes a repricing of an outstanding Option or SAR under the applicable rules of Nasdaq (or such other principal securities market on which the shares of Common Stock are traded).

Section 4.    Eligibility

All employees, directors and consultants of the Company or any of its subsidiaries, and all prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its subsidiaries, shall be eligible to be Participants in the Plan.

Section 5.    Common Stock Available for Awards under the Plan

(a) The shares offered under the Plan shall be shares of Common Stock and may be unissued shares or shares now held or subsequently acquired by the Company as treasury shares, as the Committee from time to time may determine.

(b) Subject to adjustment as provided in this Section, the aggregate number of shares of Common Stock for which Awards, including Options that are intended to be Incentive Stock Options, may be granted during the term of the Plan shall not exceed that amount (the “Share Limit”), which is the sum of 8,696,922 shares of Common Stock, plus the number of shares of Common Stock available for issuance and not subject to any award under the 1998 Non-Qualified Employee Stock and the 2004 Non-employee Director Plan that is outstanding immediately prior to Stockholder Approval, plus the number of shares of Common Stock added to the Plan pursuant to Section 5(c).

(c) The Share Limit shall be increased as provided in this Section 5(c).

(i) Any share of Common Stock subject to an award granted under the 1998 Employee Stock Plan or the 2004 Non-employee Director Plan that is not delivered because such award expires unexercised or is forfeited, terminated, canceled, or exchanged for an award that does not involve Common Stock, or any share of Common Stock that is not delivered because such award is settled in cash, shall immediately be added to the Share Limit and shall be available for future Awards under the Plan; provided that any share of Common Stock that is added to the Share Limit pursuant to this sentence shall be added to the Share Limit at the equivalency in effect at the time such award expires unexercised or is forfeited, terminated, canceled, or exchanged.

(ii) If the exercise price of any Option or stock appreciation right and/or the tax withholding obligations relating to any award issued under the 1998 Non-Qualified Employee Stock Plan or the 2004 Non-employee Director Plan is satisfied by an awardee under either such plan delivering shares of Common Stock (either actually or through attestation) or by the Company withholding shares of Common Stock relating to such an award, or if any share of Common Stock subject to such an award shall otherwise not be delivered in settlement of such an award (including upon the exercise of a stock appreciation right), any share of Common Stock not delivered under such award shall immediately be added to the Share Limit and shall be available for future Awards under the Plan.

(d) Any share of Common Stock that is subject to an Award shall be counted against the Share Limit as one (1) share for every one (1) share granted regardless of the type of Award.

(e) Any share of Common Stock subject to an Award that is not delivered because the Award expires unexercised or is forfeited, terminated, canceled, or exchanged for an Award that does not involve Common Stock, or any shares of Common Stock that are not delivered because the Award is settled in cash, shall not be deemed to have been delivered for purposes of the number of shares of Common Stock available to be issued under the Share Limit, and such shares shall immediately be available for future Awards under the Plan.

(f) If the exercise price of any Option or SAR and/or the tax withholding obligations relating to any Award are satisfied by the Participant delivering share of Common Stock (either actually or through attestation) or the Company withholding shares of Common Stock relating to such Award or if any shares of Common Stock subject to an Award shall otherwise not be delivered in settlement of such Award (including upon the exercise of a SAR), only the net number of shares of Common Stock received by the Participant shall be deemed to have been delivered for purposes of the number of shares of Common Stock available to be issued under the Share Limit, and such shares shall immediately be available for future Awards under the Plan.

(g) for purposes of the Share Limit and the shares of Common Stock not delivered under such Award shall immediately be added back to the Share Limit and shall be available for future Awards.

(h) The grant of a Cash Award shall not reduce or be counted against the Share Limit. The payment of cash dividends and Dividend Equivalents paid in cash in conjunction with outstanding Awards shall not reduce or be counted against the Share Limit. Any share of Common Stock delivered under the Plan as a Substitute Award or in settlement of a Substitute Award shall not reduce or be counted against the Share Limit to the extent that the rules and regulations of any stock exchange or other trading market on which the Common Stock is listed or traded provide an exemption from stockholder approval for assumption, substitution, conversion, adjustment, or replacement of outstanding awards in connection with mergers, acquisitions, or other corporate combinations.

(i) The Committee may from time to time adopt and observe such rules and procedures concerning the counting of shares against the Share Limit or any sublimit as it may deem appropriate, including rules more restrictive than those set forth above to the extent necessary to satisfy the requirements of any national stock exchange or other trading market on which the Common Stock is listed or traded or any applicable regulatory requirement.

(j) Subject to Section 6 below, the Company may make Awards under the Plan in substitution for stock and stock-based awards held by employees of another corporation who concurrently become employees of the Company or a subsidiary of the Company as the result of a merger or consolidation of the employing corporation with the Company or a subsidiary of the Company or the acquisition by the Company or a subsidiary of the Company of property or stock of the employing corporation. The Committee may direct that the Substitute Awards be granted on such terms and conditions as the Committee considers appropriate in the circumstances.

Section 6.    Terms of Awards

(a) Awards granted under the Plan may include, but are not limited to, the types of Awards described in Sections 7 through 15. Such Awards may be granted either alone, in addition to, or in tandem with any other types of Award granted under the Plan.

(b) Notwithstanding any other provision of this Plan to the contrary, the following limitations shall apply to the following types of Awards made hereunder, other than Substitute Awards:

(i) The aggregate number of shares of Common Stock that may be covered by Awards granted to any one individual in any Fiscal Year shall not exceed the following:

(A) 1,000,000 shares in the case of Options and SARs;

(B) 500,000 shares in the case of Restricted Stock and Stock Units having vesting based upon the attainment of on or more of the performance goals specified in Section 9; and

(C) 500,000 shares of Common Stock for each full Fiscal Year contained in the Performance Cycle of a Performance Award denominated in shares of Common Stock.

(ii) The aggregate dollar value of Cash Awards that may be paid to any one individual in any Fiscal Year shall not exceed the following:

(A) $1,000,000 for each full Fiscal Year contained in the performance period of a Performance Award denominated in dollars.

(c) Awards shall be evidenced by Award Agreements between the Company and the Participant in such form and content as the Committee from time to time approves, which Award Agreements shall substantially comply with and be subject to the terms of the Plan. Such Award Agreements (i) may contain such provisions or conditions as the Committee deems necessary or appropriate to effectuate the sense and purpose of the Plan and (ii) may be amended from time to time in accordance with the terms thereof. The effectiveness of an Award shall not be subject to the Award Agreement being signed by the Company and/or the Participant receiving the Award, unless specifically so provided in the Award Agreement.

(d) The Committee may at any time (i) offer to buy out an outstanding Award for a payment of cash or cash equivalents, or (ii) authorize a Participant to elect to cash out an outstanding Award, in either case at such time and based upon such terms and conditions (but subject to Section 3(e)) as the Committee shall establish.

Section 7.    Options

(a) Subject to the provisions of the Plan, the Committee may award Incentive Stock Options and Non-qualified Stock Options and determine the number of shares to be covered by each Option, the option price therefor, the term of the Option, and the other conditions and limitations applicable to the exercise of the Option. The terms and conditions of Incentive Stock Options shall be subject to and comply with Code Section 422, or any successor provision, and any regulations thereunder.

(b) Anything in the Plan to the contrary notwithstanding, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted to the Committee under the Plan be so exercised, so as to disqualify the Plan or, without the consent of the optionee, any Incentive Stock Option granted under the Plan, under Code Section 422.

(c) The option price per share of Common Stock purchasable under an Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of Award, subject to Section 7(e).

(d) No Option shall be exercisable more than ten (10) years after the date the Option is awarded, subject to Section 7(e).

(e) Notwithstanding any other provision of this Plan, if a Participant owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the combined voting power of all classes of stock of the Company or any subsidiary or parent corporation of the Company and an Incentive Stock Option is granted to such Participant, (i) the option price of that Incentive Stock Option shall be not less than 110% of Fair Market Value of the Common Stock on the date of Award and (ii) the term of that Incentive Stock Option shall not be more than five years from the date of Award.

(f) The aggregate Fair Market Value, determined at the time of the Award, of the shares of Common Stock with respect to which Incentive Stock Options granted under the Plan are exercisable for the first time by a

Participant during any calendar year (under all such plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000.

(g) No shares of Common Stock shall be delivered pursuant to any exercise of an Option until payment in full of the option price therefor is received by the Company. Such payment may be made in whole or in part in cash or by certified or bank check or, to the extent permitted by the Committee at or after the award of the Option, by delivery of (i) a note, (ii) shares of Common Stock owned by the optionee (whether delivered actually or through attestation), valued at their Fair Market Value on the date of delivery, (iv) shares of Restricted Stock owned by the optionee, or (v) such other lawful consideration as the Committee may determine. The Committee may permit a Participant to elect to pay the exercise price upon the exercise of an Option by authorizing a third party to sell shares of Common Stock (or a sufficient portion of such shares) acquired upon exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price and any tax withholding resulting from such exercise. In no event may any Option granted hereunder be exercised for a fraction of a share. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of issuance of shares of Common Stock delivered upon exercise of an Option.

(h) All Options shall be exercisable, during the Participant’s lifetime, only by the Participant and no Option may be transferred by the Participant except as set forth in Section 17(j).

(i) The Committee may at any time accelerate the exercisability of all or any portion of any Option.

(j) The Company may require each Participant who receives an Incentive Stock Option to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any shares of Common Stock received pursuant to the exercise of an Incentive Stock Option. The term “Disqualifying Disposition” means any disposition (including any sale) of shares of Common Stock before the later of (a) two years after the Participant was granted the Incentive Stock Option under which the Participant acquired such shares, or (b) one year after the Participant acquired the shares by exercising the Incentive Stock Option.

Section 8.    Stock Appreciation Rights

(a) A Stock Appreciation Right (or SAR) is an Award entitling the Participant to receive an amount in cash or shares of Common Stock or a combination thereof having a value equal to or, if the Committee shall so determine at time of grant, less than (but not greater than) the excess of the Fair Market Value of a share of Common Stock on the date of exercise over the Fair Market Value of a share of Common Stock on the date of grant (or over the option exercise price, if the Stock Appreciation Right was granted in tandem with a Stock Option) multiplied by the number of shares with respect to which the Stock Appreciation Right shall have been exercised.

(b) Subject to the provisions of the Plan, the Committee may award SARs in tandem with an Option (at or after the award of the Option), or alone and unrelated to an Option, and determine the terms and conditions applicable thereto, including the form of payment. SARs granted in tandem with an Option shall terminate no later than ten years after the date on which they are granted and shall terminate to the extent that the related Option is exercised, and the related Option shall terminate to the extent that the tandem SARs are exercised.

(c) The Committee may impose such other conditions or restrictions on the terms of exercise and the grant price of any Stock Appreciation Right, as it shall deem appropriate. A Stock Appreciation Right shall have (i) a grant price per Share of not less than Fair Market Value of one share of Common Stock on the date of grant, and (ii) a term not greater than ten (10) years.

(d) An SAR related to an Option which can be exercised only during limited periods following a Change in Control of the Company (as defined in Section 16) may entitle the Participant to receive, if the Award Agreement expressly so provides, an amount based upon the highest price paid or offered for Common Stock in any transaction relating to the Change in Control or paid during the thirty-day period immediately preceding the occurrence of the Change in Control in any transaction reported on Nasdaq (or such other principal securities market on which the Common Stock is traded).

(e) Notwithstanding that an Option at the time of exercise shall not be accompanied by a related Stock Appreciation Right, if the Fair Market Value of the shares of Common Stock subject to such Option exceeds the exercise price of such Option at the time of its exercise, the Committee may, in its discretion, cancel such Option, in which event the Company shall pay to the person exercising such Option an amount equal to the difference between the Fair Market Value of the Common Stock to have been purchased pursuant to such exercise of such Option (determined on the date the Option is canceled) and the aggregate consideration to have been paid by such person upon such exercise. Such payment shall be by check, bank draft or in Common Stock having a Fair Market Value (determined on the date the payment is to be made) equal to the amount of such payments or any combination thereof, as determined by the Committee. The Committee may exercise its discretion under the first sentence of this paragraph (d) only in the event of a written request of the person exercising the Option, which request shall not be binding on the Committee.

(f) In no event may any Stock Appreciation Right granted hereunder be exercised for a fraction of a share of Common Stock. No adjustment shall be made for cash dividends or other rights for which the record date is prior to the date of issuance of shares of Common Stock delivered upon exercise of such SAR.

(g) The Committee may at any time accelerate the exercisability of all or any portion of any SAR.

(h) The Committee may impose such other terms and conditions on SARs, not inconsistent with the Plan, as the Committee shall determine in its sole discretion.

Section 9.    Restricted Stock

(a) A Restricted Stock Award is an Award entitling the Participant to acquire shares of Common Stock for a purchase price (which may be zero) equal to or less than their par value, subject to such conditions, including a Company right during a specified period or periods to repurchase such shares at their original purchase price (or to require forfeiture of such shares if the purchase price was zero) upon the Participant’s termination of employment.

(b) Subject to the provisions of the Plan, the Committee may award shares of Restricted Stock and determine the purchase price (if any) therefor, the duration of the Restricted Period during which, and the conditions under which, the shares may be forfeited to or repurchased by the Company and the other terms and conditions of such Awards. Shares of Restricted Stock may be issued for no cash consideration or such minimum consideration as may be required by applicable law.

(c) Shares of Restricted Stock may not be sold, assigned, transferred, pledged or otherwise encumbered, except as set forth in Section 17(j). Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of the Participant and unless otherwise determined by the Committee, deposited by the Participant, together with a stock power endorsed in blank, with the Company. At the expiration of the Restricted Period, the Company shall deliver such certificates to the Participant.

(d) A Participant shall have all the rights of a shareholder with respect to the Restricted Stock including voting and dividend rights, subject to nontransferability restrictions and Company repurchase or forfeiture rights described in this Section and subject to any other condition contained in the Award.

Section 10.    Stock Units

(a) Subject to the provisions of the Plan, the Committee may award Stock Units subject to such terms, restrictions, conditions, performance criteria, vesting requirements and payment rules as the Committee shall determine.

(b) Shares of Common Stock awarded in connection with a Stock Unit shall be issued for no cash consideration or such minimum consideration as may be required by applicable law.

Section 11.    Performance Shares or Units

(a) Performance Shares and Performance Units are unfunded bookkeeping entries generally having initial values, respectively, equal to the Fair Market Value determined on the grant date of a share of Common Stock and a value set by the Committee. Performance Awards will specify a predetermined amount of Performance Shares or Performance Units that may be earned by the Participant to the extent that one or more predetermined performance goals are attained within a predetermined performance period. To the extent earned, Performance Awards may be settled in cash, shares of Common Stock (including shares of Restricted Stock), any other Award or any combination thereof, as the Committee may specify in the Award.

(b) Subject to the provisions of the Plan, the Committee may award Performance Shares or Performance Units and determine the performance goals applicable to each such Award, the number of such shares for each Performance Cycle, the duration of each Performance Cycle and all other limitations and conditions applicable to the awarded Performance Shares as the Committee determines in writing and sets forth in the Award Agreement; provided, however, that a Performance Cycle shall not be less than one (1) year or greater than five (5) years. There may be more than one Performance Cycle in existence at any one time, and the duration of Performance Cycles may differ from each other.

(c) Performance Awards may be either Non-Qualified Performance Awards or Qualified Performance Awards. Non-Qualified Performance Awards, which are not intended to qualify as qualified performance-based compensation under Code Section 162(m)(4)(C), shall be based on achievement of such goals and be subject to such terms, conditions, and restrictions as the Committee or its delegate shall determine. Qualified Performance Awards, which are intended to qualify as performance-based compensation under Code Section 162(m)(4)(C), shall be paid, vested or otherwise deliverable solely on account of the attainment of one or more pre-established, objective Performance Goals established by the Committee as set forth in Section 11(d).

(d) For Qualified Performance Awards, the Committee will establish, in writing, the applicable performance goal(s) and the specific targets related to such goal(s) prior to the earlier to occur of (a) ninety (90) days after the commencement of Performance Cycle to which the performance goal relates and (b) the lapse of twenty-five percent (25%) of the period of service (as scheduled in good faith at the time the goal is established), and in any event while the outcome is substantially uncertain within the meaning of Code Section 162(m), subject to adjustment by the Committee as it deems appropriate to reflect significant unforeseen events or changes.

(i) The Committee, in its discretion, may base performance goals on one or more or any combination of the following measures: net sales; revenue; revenue or product revenue growth; operating income or loss (before or after taxes); earnings or losses (including earnings or losses before taxes, earnings or losses before interest and taxes, earnings or losses before interest, taxes and depreciation or earnings or losses before interest, taxes, depreciation and amortization); after-tax earnings or loss (before or after allocation of corporate overhead); net earnings or loss; net earnings or loss per share; return on assets or net assets; return on equity; return on capital (including return on total capital or return on invested capital); total stockholder return; economic value-added models (or equivalent metrics); attainment of strategic and operational initiatives; appreciation in and/or maintenance of the price of the shares of Common Stock or any other publicly traded securities of the Company; comparisons of the price of the shares of Common Stock or any other publicly traded securities of the Company with various stock market indices; market share for one or more products; margins, including operating margin, gross margin or cash margin; reductions in costs; cash flow or cash flow per share (before or after dividends), including cash flow return on investment; improvement in or attainment of expense levels or working capital levels; debt reduction; stockholder’s equity; research progress, including the development of programs; achievement of drug development milestones, clinical progress or timely completion of clinical trials; regulatory achievements, including submission of INDs (Investigational New Drug) or NDAs (New Drug Application) or approval of a compound; progress of internal research or clinical programs; progress of partnered research programs; implementation or completion of projects and processes; partner satisfaction; budget management; partner or collaborator achievements; internal controls, including those related to the Sarbanes-Oxley Act of 2002; financing; investor relations, analysts and communication; and in-licensing; and recruiting and maintaining personnel.

(ii) Such performance goals may be based solely by reference to the Company’s performance or of the performance of one or more of its subsidiaries, divisions, business segments or business units, or based upon the relative performance of other companies or upon comparisons of any of the indicators of performance relative to other companies or another standard specified by the Committee.

(iii) The degree of attainment of performance measures will be calculated in accordance with U.S. generally accepted accounting principles, but prior to the accrual or payment of any Performance Award for the same performance period. The Committee may also exclude the impact (whether positive or negative) of an event or occurrence which the Committee determines in its discretion should appropriately be excluded, including (i) restructurings, discontinued operations, extraordinary items, and other unusual or non-recurring charges, (ii) an event either not directly related to the Company’s operations or not within the reasonable control of the Company’s management, or (iii) the cumulative effects of tax or accounting changes in accordance with U.S. generally accepted accounting principles.

(iv) Following completion of the applicable Performance Cycle, the Committee will certify in writing the extent to which the applicable performance goals have been attained and the resulting value to be paid to the Participant. The Committee retains the discretion to eliminate or reduce, but not increase, the amount that would otherwise be payable on the basis of the performance goals attained to a Participant who is a “covered employee” within the meaning of Code Section 162(m). However, no such reduction may increase the amount paid to any other Participant. The Committee may make positive or negative adjustments to Performance Award payments to Participants, other than covered employees, to reflect the Participant’s individual job performance or other factors determined by the Committee. The Committee may provide for the payment to a Participant awarded performance shares of dividend equivalents with respect to cash dividends paid on the Common Stock. The Committee may provide for Performance Award payments in a lump sum or installments. If any payment is to be made on a deferred basis, the Committee may provide for the payment of Dividend Equivalents or interest during the deferral period. The amount of the Performance Award to be distributed shall be conclusively determined by the Committee.

(e) Unless otherwise provided by the Committee, if a Participant’s service terminates due to the Participant’s death or disability prior to completion of the applicable Performance Cycle, the final award value will be determined at the end of the Performance Cycle on the basis of the performance goals attained during the entire performance period but will be prorated for the number of months of the Participant’s service during the performance period. If a Participant’s service terminates prior to completion of the applicable Performance Cycle for any other reason, the Performance Award will be forfeited unless otherwise determined by the Committee. No Performance Award may be sold or transferred prior to the end of the applicable Performance Cycle except as set forth in Section 17(j).

(f) During any Performance Cycle, the Committee may adjust the performance goals for such Performance Cycle as it deems equitable in recognition of unusual or non-recurring events affecting the Company, changes in applicable tax laws or accounting principles, or such other factors as the Committee may determine, subject, in the case of Qualified Performance Awards, to the applicable requirements of Code Section 162(m).

Section 12.    Other Stock-Based Awards.

The Committee may grant other Awards based on the Common Stock or on dividends on the Common Stock.

Section 13.    Dividends and Dividend Equivalents.

(a) The Committee may grant, as a separate Award or at the time of granting any other Award granted under the Plan (other than Options or SARs), Awards that entitle the Participant to receive dividends or Dividend Equivalents with respect to all or a portion of the number of shares of Common Stock subject to such Award, in each case subject to such terms as the Committee may establish in its discretion and as set forth in the Award Agreement.

(b) Dividends or Dividend Equivalents may accrue interest and the instrument evidencing the Award will specify whether dividends or Dividend Equivalents will be (i) paid currently, (ii) paid at a later, specified date (such as if, and when, and to the extent such related Award, if any, is paid), (iii) subject to the same vesting as the Award to which the dividends or Dividend Equivalents relate, if applicable, and/or (iv) deemed to have been reinvested in shares of Common Stock or otherwise reinvested.

Section 14.    Director Election to be Paid Annual Cash Retainer in Shares

(a) A Non-employee Director may elect to be paid his or her annual retainer as a director of the Company, in whole or in part, in shares of Common Stock. Any such election must be in writing, must state what percentage of the annual retainer the director elects to receive in shares of Common Stock, and must be approved in advance by the Board. Failure to make any such election in accordance with the provisions of the preceding sentence shall mean that the annual retainer shall be paid solely in cash.

(b) For purposes of determining the number of shares of Common Stock to be delivered to a Non-employee Director pursuant to an election duly made pursuant to the immediately preceding subsection (a), the amount of the annual retainer shall be divided by the Fair Market Value of a share of Common Stock on the date the annual retainer is to be paid (but in the event of an original issue of authorized stock, in no event shall the value of a share of Common Stock be less than the par value of a share of Common Stock). Cash shall be paid to the Non-employee Directors in lieu of any fractional share.

Section 15.    Cash Awards.

(a) Subject to the Award limits in Section 6(b), the Committee may, in its absolute discretion, grant Cash Awards in such amounts as it shall determine from time to time. A Cash Award may be granted (i) as a separate Award, (ii) in connection with the grant, issuance, vesting, exercise, or payment of another Award under the Plan or at any time thereafter, or (iii) on or after the date on which the Participant is required to recognize income for federal income tax purposes in connection with the grant, issuance, vesting, exercise, or payment of another Award under the Plan.

(b) Cash Awards shall be subject to such terms, conditions, and limitations as the Committee shall determine at the time of such Cash Award. Cash Awards intended to qualify as performance-based compensation under Code Section 162(m)(4)(C) shall be subject to the same terms and conditions as in the case of the Qualified Performance Awards described in Section 11(d).

Section 16.    Effect of Certain Corporate Events.

(a) In the event of any stock dividend, special cash dividend, stock split, reverse stock split, recapitalization, combination, reclassification or similar change in the Company’s capital structure, effected without receipt of consideration by the Company, the Committee shall make appropriate proportionate and equitable adjustments in the number and class of shares subject to the Plan and to all outstanding Awards, in the exercise price per share of all outstanding Awards, and in the grant limits to one individual under Section 6(b). Any fractional share resulting from an adjustment will be rounded down to the nearest whole number, and at no time will the exercise price of any Option or Stock Appreciation Right be decreased to an amount less than par value of the stock subject to the award.

(b) In order to preserve a Participant’s rights under an Award in the event of a Change in Control (as defined below), the Committee in its discretion may, at the time an Award is made or at any time thereafter, take one or more of the following actions with respect to any such Change of Control, subject in all cases to any limitation imposed upon the Committee under the Plan: (i) provide for the acceleration of any time period relating to the exercise or realization of the Award; (ii) provide for the purchase of the Award upon the Participant’s request for an amount of cash or other property that could have been received upon the exercise or realization of the Award had the Award been currently exercisable or payable; (iii) adjust the terms of the Award in a manner determined by the Committee; (iv) cause the Award to be assumed, or new rights substituted therefor, by another entity; or (v) make such other provision as the Committee may consider equitable and in the best interest of the Company. A “Change in Control” of the Company means any of the following events upon which the stockholders of the Company immediately before the event do not retain immediately after the event, in substantially the same proportions as their ownership of shares of the Company’s voting stock immediately before the event, direct or indirect beneficial ownership of more than 50% of the total combined voting power of the stock of the Company, its successor or the corporation to which the assets of the Company were transferred: (i) a sale or exchange by the stockholders in a single or series of related transactions of more than 50% of the Company’s voting stock; (ii) a merger or consolidation in which the Company is a party; (iii) the sale, exchange or transfer of all or substantially all of the assets of the Company; or (iv) a liquidation or dissolution of the Company.

Section 17.    General Provisions Applicable to Awards

(a) Each Award under the Plan shall be evidenced by an Award Agreement delivered to the Participant specifying the terms and conditions thereof and containing such other terms and conditions not inconsistent with the provisions of the Plan as the Committee considers necessary or advisable to achieve the purposes of the Plan or comply with applicable tax regulatory laws and accounting principles.

(b) Each Award may be made alone, in addition to or in relation to any other Award. The terms of each Award need not be identical, and the Committee need not treat Participants uniformly. Except as otherwise provided by the Plan or a particular Award, any determination with respect to an Award may be made by the Committee at the time of award or at any time thereafter.

(c) The Committee shall determine whether Awards are settled in whole or in part in cash, Common Stock, other securities of the Company, Awards or other property. The Committee may permit a Participant to defer all or any portion of a payment under the Plan, including the crediting of interest on deferred amounts denominated in cash and Dividend Equivalents on amounts denominated in Common Stock, provided that any deferral election subject to the provisions of Code Section 409A shall comply with the requirements of Code Section 409A.

(d) In the discretion of the Committee, any Award under the Plan may provide the Participant with (i) dividends or Dividend Equivalents payable currently or deferred with or without interest, and (ii) cash payments in lieu of or in addition to an Award.

(e) The effect on an Award of the disability, death, retirement or other termination of employment of a Participant and the extent to which, and the period during which, the Participant’s legal representative, guardian or designated beneficiary may receive payment of an Award or exercise rights thereunder shall be specified in the Award Agreement between the Participant and the Company.

(f) The Participant shall pay to the Company, or make provision satisfactory to the Committee for payment of, any taxes required by law to be withheld in respect of Awards under the Plan no later than the date of the event creating the tax liability. In the Committee’s discretion, such tax obligations may be paid in whole or in part in shares of Common Stock, including shares retained from the Award creating the tax obligation, valued at their Fair Market Value on the date of delivery. The Company may, to the extent permitted by law, deduct any such tax obligations from any payment of any kind otherwise due to the Participant, provided that such deduction shall not exceed the minimum amount required to be paid to satisfy tax liability applicable to such payment.

(g) The Company may postpone the issuance and delivery of shares of Common Stock upon any exercise of an Option until (i) the admission of such shares to listing on Nasdaq (or such other principal securities market on which the shares of Common Stock are traded) and (ii) the completion of such registration or other qualification of such shares under any state or federal law, rule or regulation as the Committee, in its sole discretion, shall determine to be necessary or advisable. The Participant shall make such representations and furnish such information as, in the opinion of counsel for the Company, may be appropriate to permit the Company to issue the shares of Common Stock in compliance with the provisions of the Securities Act of 1933 or any comparable act. The Company may cause an appropriate legend to be set forth on each certificate representing the shares of Common Stock or any other security issued or issuable upon exercise of such Option unless counsel for the Company is of the opinion as to any such certificate that a legend is unnecessary.

(h) For purposes of the Plan, the following events shall not be deemed a termination of employment of a Participant:

(i) a transfer to the employment of the Company from a subsidiary or from the Company to a subsidiary, or from one subsidiary to another; or

(ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the Participant’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Committee otherwise so provides in writing.

For purposes of the Plan, employees of a subsidiary of the Company shall be deemed to have terminated their employment on the date on which such subsidiary ceases to be a subsidiary of the Company.

(i) The Committee may amend, modify or terminate any outstanding Award, including substituting therefor another Award of the same or a different type, changing the date of exercise or realization and converting an Incentive Stock Option to a Non-qualified Stock Option, provided that the Participant’s consent to such action shall be required unless the Committee determines that the action, taking into account any related action, would not adversely affect the Participant, and provided further that, notwithstanding the foregoing, the Committee may not simultaneously terminate an Option and substitute therefor another Option if that would constitute an Option “repricing,” as such term is used in Section 3(e).

(j) Except with the prior approval of the Company’s stockholders, no Award and no shares of Common Stock underlying an Award that have not been issued or to which any applicable restriction has not lapsed may be sold, assigned, transferred, pledged or otherwise encumbered (a “Transfer”), except for

(i) a Transfer by will, the laws of descent and distribution or a qualified domestic relations order; provided that the transferee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to any transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan, and

(ii) unless otherwise restricted in the Award Agreement, a Transfer of an Award, or shares of Common Stock underlying an Award, to or for the benefit of (i) a child, stepchild, grandchild, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, of the Participant, (ii) any person sharing the Participant’s household (other than a tenant or employee), (iii) a trust in which the Participant or the persons described in (i) or (ii) hold more than 50% of the beneficial interest, (iv) a private foundation in which the Participant or the persons described in (i) or (ii) own more than 50% of the voting interests; or (v) any entity in which more than 50% of the voting interests are owned by the Participant or the persons described in (i) or (ii) in exchange for an interest in that entity (the persons or entities described in (i)-(v) being referred to as “Permitted Assignees”);

provided that any Permitted Assignee shall be bound by and subject to all of the terms and conditions of the Plan and the Award Agreement relating to any transferred Award and shall execute an agreement satisfactory to the Company evidencing such obligations; and provided further that such Participant shall remain bound by the terms and conditions of the Plan.

Notwithstanding the foregoing, no Incentive Stock Option may be Transferred, except by will, the laws of descent and distribution or a qualified domestic relations order.

Section 18.    Miscellaneous

(a) No person shall have any claim or right to receive an Award or be selected to receive an Award or, having been so selected to receive an Award, to be selected to receive a future Award, and the grant of an Award shall not be construed as giving a Participant the right to continued employment. The Company expressly reserves the right at any time to dismiss a Participant free from any liability or claim under the Plan, except as expressly provided in the applicable Award.

(b) Subject to the provisions of the applicable Award, no Participant shall have any right as a shareholder with respect to any shares of Common Stock to be distributed under the Plan until he or she becomes the holder thereof. A Participant to whom shares of Common Stock are awarded shall be considered the holder of the shares of Common Stock at the time of the Award except as otherwise provided in the applicable Award.

(c) The Plan was originally adopted by the Board on March 10, 2000, and has subsequently been amended. Subject to the approval of the stockholders of the Company, this amendment and restatement is effective as of its adoption by the Board effective as of April 12, 2007 (the “Effective Date”). The Plan shall be submitted to the stockholders of the Company for their approval at a regular or special meeting to be held within twelve (12) months after the Effective Date. Stockholder approval of the Plan (“Stockholder Approval”) shall be evidenced by the affirmative vote of the holders of a majority of the shares of Common Stock present in person or by proxy and voting at the meeting. Upon Stockholder Approval,

(i) the terms and conditions of the Plan as of the Effective Date (as the Plan may be subsequently amended) shall control all Awards granted under the Plan prior to or after the Effective Date, provided that, without the consent of the affected Participant, the terms and conditions of the Plan shall not be interpreted in a manner that disqualifies any Incentive Stock Option granted under the Plan prior to the Effective Date for treatment as an Incentive Stock Option or that adversely affects or impairs the rights of any Award outstanding under the Plan prior to the Effective Date, and

(ii) the Plan shall remain in full force and effect through April 12, 2017, the tenth anniversary of the Effective Date, unless sooner terminated by the Committee. Awards may not be made under the Plan after April 6, 2017 but then outstanding Awards may extend beyond such date. After the Plan is terminated, no future Awards may be granted under the Plan, but Awards previously granted shall remain outstanding in accordance with their applicable terms and conditions and the Plan’s terms and conditions.

(d) If this Plan is not approved by the stockholders within twelve (12) months after the Effective Date, this Plan shall automatically terminate, and the Company’s 2000 Equity Incentive Plan, as then amended, shall remain in full force and effect to the same extent and with the same effect as though this Plan had never been adopted.

(e) The Board may amend, suspend or terminate the Plan or any portion thereof at any time, provided that no amendment shall be made without shareholder approval if such approval is necessary to comply with any applicable tax or regulatory requirement and provided that no such amendment shall be made if such amendment would result in a “repricing” of an Award as defined in Section 3(e) without stockholder approval.

(f) Except in the case of Awards of Restricted Stock, the Plan shall be unfunded. The Company shall not be required to segregate any of its assets to assure the payment of any Award under the Plan. Neither the Participant nor any other persons shall have any interest in any fund or in any specific asset or assets of the Company or any other entity by reason of any Award, except as may be expressly provided under an Award Agreement. The interest of each Participant and former Participant hereunder are unsecured and shall be subject to the general creditors of the Company.

(g) All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect merger, consolidation, purchase of all or substantially all of the business and/or assets of the Company or otherwise.

(h) The Company or any subsidiary of the Company may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or any subsidiary of the Company may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 18(h).

(i) The Committee may grant Awards to Participants who are foreign nationals, who are located outside the United States or who are not compensated from a payroll maintained in the United States, or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan, and, in furtherance of such purposes, the Committee may make such modifications, amendments, procedures, or subplans as may be necessary or advisable to comply with such legal or regulatory provisions.

(j) To the extent that the Plan or any Award constitutes an arrangement providing for the deferral of compensation subject to Section 409A of the Code, the Plan and/or such Award shall be interpreted and administered in accordance with the requirements of said Section 409A except, in the case of an Award, as otherwise expressly provided under the terms of such Award.

Appendix B

NABI

EMPLOYEE STOCK PURCHASE PLAN

(Amended and Restated Effective Generally May 31, 2007)

1.	Purpose.

The Nabi Employee Stock Purchase Plan (the “Plan”) is intended to provide employees of Nabi (the “Company”) an opportunity to acquire a proprietary interest in the Company through the purchase of shares of the common stock of the Company (“Common Stock” or “Stock”). It is the intention of the Company to have the Plan qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code of 1986, as amended (the “Code”). The provisions of the Plan shall be construed so as to extend and limit participation in a manner consistent with the requirements of such section of the Code.

The Plan was established effective June 1, 2000 and subsequently modified by adoption of the First, Second and Third Amendments. The Plan was restated in its entirety effective May 31, 2007 in the form set forth in this instrument to reflect such amendments.

2.	Eligibility.

Any employee of the Company is eligible to participate in the Plan provided he or she (i) is employed by the Company on the Offering Commencement Date (as defined in Section 3 of this Plan) or, if such date is not a regular business day for the Company, the first regular business day of the Company after the Offering Commencement Date, and (ii) is employed by the Company as of the date(s) each payroll deduction made in accordance with Section 4 of this Plan is made.

Notwithstanding the foregoing, no employee will be eligible to participate in the Plan if (i) immediately after the grant of an option, the employee would own stock or hold outstanding options to purchase stock possessing five (5) percent or more of the total combined voting power or value of all classes of stock of the Company, or (ii) the grant of the option would permit the participant’s rights to purchase stock under all employee stock purchase plans of the Company to accrue at a rate which exceeds $25,000 of the fair market value of the stock (determined at the time the option is granted) for each calendar year in which such option is outstanding at any time.

For purposes of this Section 2, the rules of Section 424(d) of the Code shall apply in determining stock ownership of an employee, and stock which an employee may purchase under outstanding options shall be treated as stock owned by the employee.

3.	Offering Periods.

Under the Plan, there will be two six-month offering periods per year, provided however that the initial offering period shall be five months in duration. The initial offering of Common Stock under the Plan shall begin on July 1, 2000 (and such date shall be deemed to be the Offering Commencement Date for such initial offering) and will end on November 30, 2000 (and such date shall be deemed to be the Offering Termination Date for such initial offering). Each subsequent offering of Common Stock (an “Offering”) will begin on June 1 and December 1 of a calendar year (each an “Offering Commencement Date”), and will end on each of November 30 and May 31, respectively (each an “Offering Termination Date”). The first such six-month Offering shall begin on December 1, 2000.

4.	Participation.

(a) An eligible employee may elect to participate in any Offering by having payroll deductions made in accordance with Section 4(b) hereof over the six-month period commencing on the Offering Commencement Date (a “Plan Period”). An eligible employee whose employment with the Company commences after the Offering Commencement Date in any Plan Period may elect to participate in the next following Plan Period, but shall not be entitled to participate in the Offering that is in progress on the date his or her employment with the Company begins.

(b) An eligible employee may participate in any Offering by completing an authorization form for payroll deductions and filing it with the Company no later than a date prior to the Offering Commencement Date for the Offering designated by the Administrator (as defined in Section 10) or, in the absence of such a designation, the date five business days before the Offering Commencement Date. Payroll deductions will be spread evenly over the Plan Period or such shorter period during which an eligible employee may participate in the Plan, as provided in this Section 4. An eligible employee electing to participate in the Plan by means of payroll deductions for a particular Plan Period may not alter the rate of payroll deductions more than one time during the period. All such payroll deductions shall be credited to the participant’s account under the Plan. Employees on leave of absence for a period not exceeding 90 days will be permitted to continue participating in the Offering, if they continue making periodic payments to the Company. Each authorization form filed by an eligible employee is of a continuing nature and shall apply to all subsequent Offerings for which the employee is eligible unless and until revoked or replaced by the employee.

(c) In no event shall the aggregate of all payroll deductions made with respect to a single Plan Period for an eligible employee be less than five ($5) dollars nor more than ten percent (10%) of the employee’s base pay earned during the Plan Period. For purposes of the Plan, “base pay” means regular salary or straight time earnings, excluding commissions, overtime payments, bonuses, nonrecurring payments, and incentive or contingent payments.

5.	Option Grant and Price.

(a) A participant’s authorization for payroll deductions for any Offering shall become effective as of the Offering Commencement Date or, if applicable, the date upon which he or she elects to participate as permitted in Section 4, and the participant shall be deemed to have been granted an option as of the applicable date to purchase as many shares (including fractional shares) of Common Stock as can be purchased with the payroll deductions credited to his or her account during the Offering.

(b) The option price of Common Stock for any Offering will be equal to the lower of 85 percent of the last sale price of the Stock on the Nasdaq Global Market on (i) the day immediately prior to the Offering Commencement Date or (ii) the day immediately prior to the Offering Termination Date for the Offering or, in either case, if no trading occurred in the Stock on the Nasdaq Global Market on such date, then the next prior business day on which trading occurred in the Stock on the Nasdaq Global Market.

6.	Withdrawal.

(a) A participant may withdraw payroll deductions credited to his or her account for any Offering by giving written notice to the Company at any time up to a date prior to the Offering Termination Date designated by the Administrator (as defined in Section 10). Upon notice of withdrawal, all of the participant’s payroll deductions for the offering will be paid promptly without interest, and no further payroll deductions will be made. A participant who withdraws from an Offering cannot participate again in that Offering, but can participate in any other Offering for which he or she is eligible.

(b) Upon termination of a participant’s employment for any reason other than death, the payroll deductions credited to the participant’s account will be returned to the participant without interest; provided, however, that the foregoing shall not require the return of payroll deductions to a participant whose employment is terminated effective September 6, 2001 in connection with the sale of certain assets to CSL Limited and who commences employment with CSL Limited as of September 6, 2001. If the participant dies after termination of employment, such amount shall be returned to the person or persons entitled thereto under Section 11.

(c) Upon termination of a participant’s employment because of death, the participant’s beneficiary will have the right to elect, by written notice given to the Company within the 30-day period commencing with the date of the death of the participant, either (i) to withdraw all of the payroll deductions credited to the participant’s account under the Plan, or (ii) to exercise the participant’s option on the Offering Termination Date for the purchase of the number of shares (including fractional shares) of Common Stock which the accumulated payroll deductions in his or her account will purchase at the applicable option price. In the event that no written notice of election is received by the Company, the beneficiary will be deemed to have elected to withdraw the accumulated payroll deductions credited to the participant’s account at the date of the participant’s death and such amount will be paid promptly to the beneficiary without interest.

(d) Notwithstanding any other provision of the Plan to the contrary, each participant with a positive account balance as of September 6, 2001, whose employment with the Company is terminated effective September 6, 2001 in connection with the sale of certain assets to CSL Limited, who commences employment with CSL Limited as of September 6, 2001 and who does not withdraw the payroll contributions credited to his or her account, shall not cease to participate in the Plan by reason of his or her employment termination.

7.	Exercise of Option.

Unless a participant gives written notice to the Company as provided in Section 6(a), an option for the purchase of Common Stock with payroll deductions for any Offering will be deemed to have been exercised automatically on the Offering Termination Date for the Offering for the number of shares (including fractional shares) of Common Stock which the accumulated payroll deductions in the participant’s account on that date will purchase at the applicable option price.

8.	Delivery.

As promptly as practicable after the Offering Termination Date for any Offering, the Company will deliver to each participant, as appropriate, the Common Stock purchased upon the exercise of his or her option.

9.	Stock.

(a) The maximum number of shares of Common Stock which may be made available for purchase under the Plan shall be 1,000,000 shares, subject to adjustment upon changes in the capitalization of the Company; provided, however, that effective May 31, 2007, the foregoing reference to “1,00,000 Shares,” shall be increased to 1,500,000 shares. Shares shall be made available from authorized, unissued and reserved Common Stock of the Company. If the total number of shares for which options are exercised for any Offering exceeds the number of shares available, the Company will make a pro rata allocation of the shares available in as nearly uniform a manner as practicable and as the Company may determine to be equitable, and the balance of payroll deductions credited to the account of each participant under the Plan shall be returned as promptly as possible, without interest.

(b) The participant will have no interest in Stock covered by an option until such option has been exercised.

(c) Stock to be delivered to a participant with respect to any Offering under the Plan will be registered in the name of the participant or, if the participant so directs by written notice to the Company before the Offering Termination Date, in the names of the participant and such other person as may be designated by the participant, as joint tenants with rights of survivorship, to the extent permitted by applicable law.

(d) The Board of Directors may, in its discretion, require as conditions to the exercise of any option, that either (i) a registration statement under the Securities Act of 1933, as amended, with respect to shares covered by the option shall be effective, or (ii) the participant shall represent, in such form and manner as the Company may determine, that it is the participant’s intention to purchase the shares only for investment. The participant shall deliver to the Company such certificates and other documents as may be requested by the Company in order to evidence compliance with applicable state and federal securities regulations.

10.	Administration.

The Plan shall be administered by the Company’s President or the President’s designee (the “Administrator”). The interpretation and construction of any provision of the Plan and the adoption of rules and regulations for administering the Plan shall be made by the Administrator, subject, however, to the final determination of the Board of Directors of the Company. Determinations made by the Administrator and approved by the Board of Directors with respect to any matter or provision contained in the Plan shall be final, conclusive and binding upon the Company and upon all participants, their legal representatives and any other persons under the Plan. Any rule or regulation adopted by the Administrator shall remain in full force and effect unless and until altered, amended or repealed by the Board of Directors.

11.	Designation of Beneficiary.

A participant may file a written designation of a beneficiary to receive any Stock or cash in the event of the participant’s death. Any designation of a beneficiary may be changed by the participant at any time by written notice to the Administrator. Upon the death of a participant and upon receipt by the Administrator of proof of the identity and existence at the time of the participant’s death of a beneficiary validly designated under the Plan, the Company will deliver such Stock or cash to the participant’s beneficiary. In the event that no beneficiary survives the participant, the Company will deliver such Stock or cash to the executor or administrator of the participant’s estate. If no executor or administrator has been appointed to the knowledge of the Administrator, the Company, in its discretion, may deliver such Stock or cash to the spouse or to any one or more dependents of the participant as the Administrator may designate. No beneficiary shall, prior to the death of the participant, acquire any interest in any Stock or cash credited to the participant under the Plan.

12.	Transferability.

Neither contributions credited to a participant’s account nor any rights with regard to the exercise of an option or the receipt of Stock under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way by a participant. Any such assignment, transfer, pledge or other disposition shall be without effect, except that the Company may treat such an act as an election to withdraw funds in accordance with Section 6.

13.	Use of Funds.

All payroll deductions received or held by the Company under the Plan will be general assets of the Company and may be used for any corporate purpose. The Company shall not be obligated to segregate such payroll deductions.

14.	Effect of Changes in Common Stock.

If the Company subdivides or reclassifies Common Stock which has been or may be optioned under the Plan, or declares any dividend payable in shares of Common Stock, or takes any other action of a similar nature affecting such Stock, then the number and class of shares of Common Stock which may thereafter be optioned (in the aggregate and with respect to any individual participant) will be adjusted accordingly and, in the case of each option outstanding at the time of any such action, the number and class of shares which may thereafter be purchased pursuant to the option and the option price per share shall be adjusted to the extent determined by the Board of Directors, upon the recommendation of the Administrator, to be necessary to preserve unimpaired and undiluted the rights of the holder of such option.

15.	Amendment.

(a) By the Board. The Board of Directors of the Company may at any time amend the Plan; provided, however, that the Board may not make any change in any option previously granted which would adversely affect the rights of any participant.

(b) By the Chief Executive Officer. The Chief Executive Officer of the Company may at any time amend the Plan; provided, however, that said officer may not make any change in any option previously granted which would adversely affect the rights of any participant, and provided further that said officer may not by any such amendment impose a material cost upon the Company without the prior written approval of the Board of Directors of the Company.

(c) Shareholder Approval Required For Certain Amendments. No amendment may be made without prior approval of the holders of a majority of the shares of Common Stock of the Company issued, outstanding and entitled to vote if such amendment would:

(i) require the sale of more shares of Stock than are authorized under Section 9 of the Plan; or

(ii) permit payroll deductions at a rate in excess of 10 percent of a participant’s base pay.

16.	Discontinuance or Termination.

The Plan shall terminate on the Offering Termination Date on which the number of shares for which options are exercised exceeds the number of shares available for the Offering. The Board of Directors may at any other time terminate the Plan. No discontinuance or termination may affect options previously granted except as provided herein.

17.	Notices.

All notices or other communications by a participant to the Company under the Plan shall be deemed to have been duly given when received by the Company.

18.	Merger or Consolidation.

In the event of a merger or consolidation to which the Company is a party (other than a merger or consolidation in which shareholders of the Company immediately prior to the merger or consolidation shall immediately following the merger or consolidation own securities in the resulting corporation having the right to cast more than 50% of the votes necessary to elect a majority of the Directors of the resulting corporation), or in the event of a sale or transfer of all or substantially all of the Company’s assets, the Plan shall terminate and the date of such merger, consolidation, sale or transfer shall be the Offering Termination Date for the Plan Period within which such event occurs. To the extent of payroll deductions credited to each participant’s account on the Offering Termination Date, the holder of each option then outstanding shall be deemed to have exercised the option and shall be entitled to receive, as nearly as reasonably may be determined, the securities or property to which a holder of Common Stock was entitled immediately prior to the merger, consolidation, sale or transfer. The Board of Directors shall take such steps in connection with any merger, consolidation, sale or transfer as it may deem necessary to insure that the provisions of Section 14 will thereafter be applicable, as nearly as reasonably possible, to such securities or property.

19.	Approval of Stockholders.

The Plan shall be effective when approved by the holders of a majority of the shares of Common Stock of the Company present and entitled to vote either at the next annual meeting of stockholders, a special meeting in lieu of the annual meeting, or a special meeting of holders of Common Stock called, at least in part, to act upon the Plan, provided, that a quorum representing a majority of all outstanding voting stock of the Company is, either in person or by proxy, present and voting on the Plan.

20.	Participant and Employee Rights.

The Plan shall not be deemed to give any participant or any employee the right to be retained in the employ of the Company, or to confer on or create in any participant or any employee any rights, legal or equitable, except such as are expressly set forth herein.

21.	Governing Law.

The Plan shall be construed, and the rights and liabilities of all persons under the Plan shall be determined, in accordance with the laws of the State of Delaware, to the extent not superseded by federal law.

5800 PARK OF COMMERCE BOULEVARD, N.W. BOCA RATON, FL 33487

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Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to NABI Biopharmaceuticals, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

NOTE: IF YOU VOTE BY INTERNET OR TELEPHONE, THERE IS NO NEED TO MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

NBIOP1            KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Nabi Biopharmaceuticals
THE PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXIES INTEND TO VOTE FOR ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

Vote on Directors	For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.
1. For the election of all nominees listed below (except as indicated):	☐	☐	☐
01) Jason M. Aryeh
02) David L. Castaldi
03) Geoffrey F. Cox, Ph.D.
04) Peter B. Davis
05) Richard A. Harvey, Jr.
06) Leslie Hudson, Ph.D.
07) Linda Jenckes
08) Timothy P. Lynch
09) Stephen G. Sudovar

Vote on Proposal	For	Against	Abstain
2. For the proposal to amend and restate the 2000 Equity Incentive Plan into the 2007 Omnibus Equity and Incentive.	☐	☐	☐

Vote on Proposal	For	Against	Abstain
3. For the proposal to amend and restate the 2000 Employee Stock Purchase Plan.	☐	☐	☐

Vote on Proposal	For	Against	Abstain
4. For the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 29, 2007.	☐	☐	☐

Please be sure to sign and date this Proxy. In signing, please write name(s) exactly as appearing in the imprint on this card. For shares held jointly, each joint owner should sign. If signing as executor, or in any other representative capacity, or as an officer of a corporation, please indicate your full title as such.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

REVOCABLE PROXY

Nabi Biopharmaceuticals

5800 Park of Commerce Blvd., N.W., Boca Raton, FL 33487

Annual Meeting of Stockholders to be held on May 18, 2007

This Proxy is Solicited on Behalf of the Board of Directors, which Recommends

Approval of the Proposals Contained Herein

The undersigned hereby appoint(s) Anna E. Mack, and Donna A. Quinn, and each of them, as Proxies of the undersigned, with full power of substitution, to vote, as designated herein, all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Nabi Biopharmaceuticals, to be held on Friday, May 18, 2007 at 10:00 A.M. at the Renaissance Boca Raton Hotel, 2000 N.W. 19th Street, Boca Raton, Florida, and all adjournments thereof (the “Meeting”). The undersigned acknowledge(s) receipt of the Company’s Proxy Statement. The undersigned hereby confer(s) upon the Proxies, and each of them, discretionary authority (i) to consider and act upon such matters, other than the business set forth herein, as may properly come before the Meeting for which the Company did not receive timely notice of the matter in accordance with the Company’s by-laws; (ii) with respect to the election of directors in the event that any of the nominees is unable to serve or for good cause will not serve; and (iii) with respect to such other matters upon which discretionary authority may be conferred. If shares of the Company’s Common Stock are issued to or held for the account of the undersigned under any of the Company’s employee benefit plans and voting rights attach to such shares (any of such plans, a “Voting Plan”), then the undersigned hereby direct(s) the respective fiduciary of each applicable Voting Plan to vote all shares of the Company’s Common Stock in the undersigned’s name and/or account under such Voting Plan in accordance with the instructions given herein at the Meeting on all matters properly coming before the Meeting, including but not limited to the matters set forth on the reverse side.